UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Northrop Grumman Corporation

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April 17, 2009

Dear Fellow Stockholder:

On behalf of the Board of Directors, I cordially invite you to attend Northrop Grumman Corporation’s 2009 Annual Meeting of Stockholders. This year’s meeting will be held Wednesday, May 20, 2009 at the Aerospace Presentation Center, located in Redondo Beach, California. Please note that we will begin the meeting at 8:00 a.m. Pacific Daylight Time. I look forward to personally greeting those of you who are able to attend the meeting. If you are unable to join us in person, the meeting will be Web-cast through the Northrop Grumman Web site at www.northropgrumman.com.

At this meeting, stockholders will vote on matters set forth in the accompanying Notice of Annual Meeting and Proxy Statement. We will also provide a report on our Company and will entertain questions of general interest to the stockholders.

Your vote is important. Please review the instructions on the proxy or voting instruction card. Whether or not you plan to attend the annual meeting, I hope you will vote as soon as possible. You may vote over the Internet, by telephone, or by mailing a proxy or voting instruction card.

Two of our Company’s current directors, Phillip Frost and Charles Larson, will not stand for re-election due to the Company’s policy that directors retire at the Annual Meeting following his or her 72nd birthday. Both directors have made many significant contributions to our Company. On behalf of the entire Board, I offer my sincere thanks for their years of dedicated service.

Thank you for your continued interest in Northrop Grumman Corporation.

Sincerely,

Ronald D. Sugar

Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

AND PROXY STATEMENT

NOTICE

The Annual Meeting of Stockholders of Northrop Grumman Corporation (the “Company”) will be held on Wednesday, May 20, 2009 at 8:00 a.m. Pacific Daylight Time at the Aerospace Presentation Center, One Space Park, Redondo Beach, California 90278.

Stockholders of record at the close of business on March 24, 2009 are entitled to vote at the Annual Meeting. The following items are on the agenda:

(1)	The election of the twelve nominees named in the attached Proxy Statement as directors to hold office until the 2010 Annual Meeting of Stockholders;

(2)	A proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditor for fiscal year ending December 31, 2009;

(3)	Three stockholder proposals included and discussed in the accompanying Proxy Statement;

(4)	Other business as may properly come before the Annual Meeting or any adjournment thereof.

All stockholders are invited to attend the Annual Meeting. To be admitted you will need a form of photo identification. If you hold your shares in street name, you will also need proof of ownership of Northrop Grumman common stock.

By order of the Board of Directors,

Joseph F. Coyne, Jr.

Corporate Vice President, Deputy

General Counsel and Secretary

1840 Century Park East

Los Angeles, California 90067

April 17, 2009

IMPORTANT

To assure your representation at the Annual Meeting, please sign, date and return the enclosed proxy card for which a return envelope is provided. No postage is required if mailed in the United States.

You may also submit a proxy by telephone or over the Internet. For instructions on submitting an electronic proxy please see page 2 of this Proxy Statement or the proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting:

The Proxy Statement for the 2009 Annual Meeting of Stockholders and the Annual Report for the year ended December 31, 2008 are available at: www.edocumentview.com/noc.

i

PROXY STATEMENT

GENERAL INFORMATION

This Proxy Statement is issued in connection with the solicitation of the enclosed proxy by the Board of Directors (the “Board”) of Northrop Grumman Corporation (the “Company” or “Northrop Grumman”) for use at the Company’s 2009 Annual Meeting of Stockholders (the “Annual Meeting”). The Company’s principal office is located at 1840 Century Park East, Los Angeles, California, 90067. This Proxy Statement and accompanying materials will be sent to stockholders beginning approximately April 17, 2009.

Outstanding Voting Securities

On March 24, 2009 there were 325,632,763 shares of the Company’s common stock, par value $1.00 per share (“Common Stock”), outstanding. Holders of record at the close of business on that date are entitled to vote at the Annual Meeting. Each share is entitled to one vote.

Voting at the Meeting or by Proxy

Shares represented by a properly executed proxy in the accompanying form will be voted at the meeting in accordance with the stockholder’s instructions. If no instructions are given, the shares will be voted according to the Board of Directors’ recommendations. Therefore, if no instructions are given, the persons named on the card will vote FOR Proposal One to elect the twelve director nominees listed under “Election of Directors”, FOR Proposal Two to ratify the appointment of Deloitte & Touche LLP as auditor of the Company for the year ending December 31, 2009, AGAINST Proposal Three, the stockholder proposal concerning a report on weapons in space, AGAINST Proposal Four, the stockholder proposal regarding a vote on executive compensation, and AGAINST Proposal Five, the stockholder proposal regarding the right to call a special meeting. If shares are held on an individual’s behalf under any of the Company Savings Plans, the proxy serves to provide confidential instructions to the plan Trustee or Voting Manager who then votes the shares. In addition, the instructions given by plan participants who return their proxies will serve as instructions to the Trustee or Voting Manager with respect to shares held on behalf of those participants from whom no proxies are received. Under these instructions, the applicable Trustee or Voting Manager will vote the respective plan shares in the same proportion as shares held under the plan for which voting directions have been received, unless contrary to ERISA. Participants are treated as “named fiduciaries” under ERISA when directing the Trustee or Voting Manager concerning the voting of shares.

A stockholder who executes a proxy may revoke it at any time before its exercise by delivering a written notice of revocation to the Corporate Secretary or by signing and delivering another proxy that is dated later. A stockholder attending the meeting in person may revoke the proxy by giving notice of revocation to the Inspector of Election at the meeting or voting at the meeting. If any other matters are properly brought before the meeting, the enclosed proxy card gives discretionary authority to the persons named on the card to vote the shares in their best judgment.

Voting instructions from plan participants must be received by the plan Trustee or Voting Manager by May 17, 2009 to be included in the tabulation. For plan shares represented by proxies not received by this date, the plan Trustee or Voting Manager will treat the received proxies as instructions to vote the respective shares in the same proportion as shares held under the plan for which voting instructions have been received, unless contrary to ERISA.

With respect to the election of directors, stockholders may vote for, against, or abstain in regards to each nominee. With respect to each other proposal, stockholders may vote in favor of the proposal, against the proposal or abstain from voting.

For the election of directors, a nominee shall be elected if the votes cast “for” his or her election exceed the votes cast “against” his or her election. For each other proposal submitted for stockholder action at the meeting, a proposal will be adopted by the stockholders only if the votes cast “for” the proposal exceed the votes cast “against” the proposal. Abstentions will not have any effect on the outcome of a nominee’s election as director or on the outcome of any other proposal submitted for stockholder approval at the meeting.

Brokers who hold shares of Common Stock for the accounts of their clients may vote such shares either as directed by their clients or in their own discretion if permitted by the stock exchange or other organization of which they are members. Members of the New York Stock Exchange (“NYSE”) are permitted to vote their clients’ proxies in their own discretion as to the election of directors if the clients have not furnished voting instructions within ten days of the meeting. Certain proposals other than the election of directors are “non-discretionary” and brokers who have received no instructions from their clients do not have discretion to vote on those items. When a broker votes a client’s shares on some but not all of the proposals at a meeting, the missing votes are referred to as “broker non-votes”. There are no broker non-votes on the election of directors (Proposal One). Broker non-votes will not have an effect on the ratification of independent auditor (Proposal Two) or any of the stockholder proposals (Proposals Three, Four, or Five).

The presence in person or by proxy of stockholders entitled to cast at least a majority of the votes that all stockholders are entitled to cast shall constitute a quorum at the Annual Meeting. Both abstentions and broker non-votes will be counted as present for purposes of determining the presence of a quorum.

Voting by Telephone or on the Internet

Registered stockholders and participants in the Company Savings Plans may grant a proxy for their shares over the telephone or on the Internet. The law of Delaware, under which the Company is incorporated, specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspectors of election can determine that such proxy was authorized by the stockholder. The procedures available to registered stockholders to permit them to grant proxies for voting at the Annual Meeting are designed to authenticate each stockholder, to allow stockholders to vote their shares, and to confirm that their instructions have been properly recorded.

Registered stockholders and plan participants may go to www.edocumentview.com/noc to view the Proxy Statement and Annual Report on the Internet. Registered stockholders and plan participants may vote on the Internet, as well as view the documents, by logging on to www.envisionreports.com/noc and following the instructions given. Any registered stockholder or plan participant using a touch-tone telephone may also grant a proxy by calling 800-652-VOTE (800-652-8683) (toll-free) and following the recorded instructions.

Most beneficial owners whose stock is held in street name receive voting instruction forms from their banks, brokers or other agents, rather than the Company’s proxy/voting instruction card. Beneficial owners may also be able to grant a proxy by telephone or the Internet. They should follow the instructions on the form they receive from their bank, broker, or other agent. Beneficial owners may view the Proxy Statement and Annual Report on the Internet by logging on to http:// www.edocumentview.com/noc.

The method used to grant a proxy will not limit a stockholder’s right to attend or vote at the Annual Meeting.

VOTING SECURITIES

Stock Ownership of Certain Beneficial Owners

On December 31, 2008, there were 327,012,663 shares of the Company’s Common Stock outstanding. The following entities beneficially owned, to the Company’s knowledge, more than five percent of the outstanding Common Stock as of December 31, 2008:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
State Street Bank and Trust Company One Lincoln Street, Boston, MA 02111	34,434,956 shares	(a)	10.53%
Capital World Investors 333 South Hope Street, Los Angeles, CA 90071	31,288,540 shares	(b)	9.57%
Barclay’s Global Investors, NA 400 Howard Street, San Francisco, CA 94105	18,685,025 shares	(c)	5.71%

(a)	This information was provided by State Street Bank and Trust Company (“State Street”) in a Schedule 13G filed with the Securities and Exchange Commission (“SEC”) on February 17, 2009. According to State Street, as of December 31, 2008, State Street had sole voting power over 12,597,578 shares, shared voting power over 21,837,378 shares and shared dispositive power over 34,381,204 shares. This total includes 21,783,164 shares held in the Defined Contributions Master Trust for the Northrop Grumman Savings Plan and the Northrop Grumman Financial Security and Savings Program for which State Street acts as a trustee.

(b)	This information was provided by Capital World Investors, a division of Capital Research and Management Company, in a Schedule 13G/A filed with the SEC on February 12, 2009. According to Capital World Investors, as of December 31, 2008, Capital World Investors had sole dispositive power over 31,288,540 shares and sole voting power over 1,221,700 shares.

(c)	This information was provided by Barclay’s Global Investors, NA (“Barclays”) in a Schedule 13G filed with the SEC on February 5, 2009. According to Barclays, as of December 31, 2008, Barclays had sole voting power over 15,917,155 shares and sole dispositive power over 18,685,025 shares.

Stock Ownership of Officers and Directors

The following table shows beneficial ownership (as defined by applicable rules for proxy statement reporting purposes) of the Company’s Common Stock as of March 24, 2009 by each director and nominee, by the Chief Executive Officer, the Chief Financial Officer, and the other four most highly compensated executive officers as of December 31, 2008 (collectively, the “Named Executive Officers”) and all directors and executive officers as a group. Unless otherwise indicated, each individual has sole investment power and sole voting power with respect to the shares owned by such person. No family relationship exists between any of the directors, nominees or executive officers of the Company.

	Shares of Common Stock Beneficially Owned		Shares Subject to Option(1)	Share Equivalents(2)	Total
Non-Employee Directors
Lewis W. Coleman	7,572		10,500	12,503	30,575
Thomas B. Fargo	0		0	1,128	1,128
Victor H. Fazio	3,134	(3)	6,000	14,129	23,263
Donald E. Felsinger	0		0	4,263	4,263
Stephen E. Frank	1,000		0	5,064	6,064
Phillip Frost	80,279	(4)	15,000	10,227	105,506
Bruce S. Gordon	0		0	461	461
Madeleine Kleiner	0		0	461	461
Karl J. Krapek	0		0	461	461
Charles R. Larson	4,313	(5)	9,000	5,720	19,033
Richard B. Myers	0		0	4,278	4,278
Aulana L. Peters	12,475		15,000	7,517	34,992
Kevin W. Sharer	2,995		6,000	12,531	21,526
Named Executive Officers
Ronald D. Sugar (6)	409,000	(7)	1,179,785	0	1,588,785
Wesley G. Bush	118,279	(8)	263,316	4,526	386,121
James F. Palmer	14,450		47,283	0	61,733
James F. Pitts	23,199		112,333	0	135,532
W. Burks Terry	97,639		194,850	3,824	296,213
James R. O’Neill	32,773		93,000	0	125,773
Directors and Executive Officers as a Group (31 persons)	1,137,807	(9)	2,709,733	111,980	3,959,520	(10)

(1)	These shares subject to option are either currently exercisable or exercisable within 60 days as of March 24, 2009.

(2)	Share equivalents for directors represent non-voting deferred stock units acquired under the 1993 Stock Plan for Non-Employee Directors (“1993 Directors Plan”) some of which are paid out in shares of Common Stock at the conclusion of a director-specified deferral period, and others are paid out upon termination of the director’s service on the Board of Directors. The Named Executive Officers hold share equivalents with pass-through voting rights in the Northrop Grumman Savings Plan.

(3)	Total includes 1,512 shares held in the Company’s Dividend Reinvestment Plan.

(4)	61,922 shares are held in the Frost Gamma Investments Trust of which Dr. Frost is trustee.

(5)	1,236 shares are held by Admiral Larson’s spouse in The Sarah E. Larson Revocable Trust of which Mrs. Larson is a trustee, and 556 shares are held by Admiral Larson in the Charles R. Larson Revocable Trust of which Admiral Larson is the trustee.

(6)	Dr. Sugar is also Chairman of the Board.

(7)	190,288 shares are held in the The Sugar Family Trust of which Dr. Sugar is trustee.

(8)	The shares are held in the W.G. and N.F. Bush Family Trust of which Mr. Bush and his wife are trustees.

(9)	Includes 1,090 shares held by an executive officer in a living trust.

(10)	Total represents 1.2% of the outstanding common stock.

PROPOSAL ONE: ELECTION OF DIRECTORS

At the 2009 Annual Meeting of Stockholders all directors will be elected for a term expiring at the next annual meeting held after their election to that term.

Unless instructed otherwise, the persons named in the accompanying proxy will vote the shares represented by such proxy for the election of the twelve director nominees listed in the table below. Each of the twelve director nominees has consented to serve, and the Board does not know of any reason why any of them would be unable to serve. If a nominee becomes unavailable or unable to serve before the Annual Meeting (for example, due to serious illness), the Board can either reduce its size or designate a substitute nominee. If any nominee becomes unavailable for election to the Board of Directors, an event which is not anticipated, the persons named as proxies have full discretion and authority to vote or refrain from voting for any other nominee in accordance with their judgment.

The following information, furnished with respect to each of the twelve nominees for election, is obtained from the Company’s records or from information furnished directly by the individual to the Company. All the nominees are presently serving on the Board of Directors and all nominees will be elected for a one year term. Pursuant to the Company’s mandatory retirement policy for directors, Dr. Frost and Admiral Larson will retire at the 2009 Annual Meeting.

The Governance Committee engaged an independent search firm to assist the Committee in identifying and evaluating additional candidates for the Board. The search firm evaluated a number of possible candidates and presented them to the Governance Committee. Two of these candidates were Mr. Gordon and Mr. Krapek. Ms. Kleiner was initially brought to the attention of the Committee by a non-management member of the Board. Based on the Governance Committee’s evaluation of the candidates and its recommendation to the Board, the Board elected Mr. Krapek in September 2008 and Mr. Gordon and Ms. Kleiner in October 2008. The search firm received a fee for its services.

Nominees for Director

LEWIS W. COLEMAN, 67. President and Chief Financial Officer, DreamWorks Animation SKG, a film animation studio. Director since 2001

Mr. Lewis W. Coleman has been the President of DreamWorks Animation since December 2005 and Chief Financial Officer since March 2007. Previously he was the President of the Gordon and Betty Moore Foundation from its founding in November 2000 to December 2004. Prior to that, Mr. Coleman was employed by Banc of America Securities, formerly known as Montgomery Securities where he was a Senior Managing Director from 1995 to 1998 and Chairman from 1998 to 2000. Before he joined Montgomery Securities, Mr. Coleman spent ten years at the Bank of America and Bank of America Corporation where he was successively the Senior Credit Officer in The World Banking Group, Head of Global Capital Markets, Head of the World Banking Group, and Vice Chairman of the Board and Chief Financial Officer. He spent the previous thirteen years at Wells Fargo Bank where his positions included Head of International Banking, Chief Personnel Officer and Chairman of the Credit Policy Committee. Mr. Coleman currently serves as a director of DreamWorks Animation. He also serves on several private company and civic boards.

THOMAS B. FARGO, 60. Admiral, United States Navy (Ret.). Director since 2008

Admiral Thomas B. Fargo, USN (Ret.), is a Managing Director of J.F. Lehman & Co. with current responsibilities as President and CEO of HSF Holdings Inc./Hawaii Superferry, Inc. Admiral Fargo served as Commander of the U.S. Pacific Command leading the largest unified command while directing the joint operations of the Army, Navy, Marine Corps and Air Force from May 2002 until his retirement from the United States Navy in March 2005. His 35 years of service included six tours in Washington, D.C. in addition to five commands in the Pacific, Indian Ocean, and Middle East, which included Commander-in-Chief of the U.S. Pacific Fleet, Commander Fifth Fleet and Naval Forces of the Central Command. Admiral Fargo serves on the Boards of Directors for Hawaiian Electric Industries, , and USAA as well as several small private companies. He also serves on the Board of Directors of the Japan-America Society of Hawaii, the Iolani School Board of Governors, and the Hawaii Pacific University Board of Trustees.

VICTOR H. FAZIO, 66. Senior Advisor, Akin Gump Strauss Hauer & Feld LLP, a law firm. Director since 2000

Mr. Victor H. Fazio was named Senior Advisor at Akin Gump Strauss Hauer & Feld LLP in May 2005 after serving as senior partner at Clark & Weinstock since 1999. Prior to that Mr. Fazio was a Member of Congress for 20 years representing California’s third congressional district. During that time he served as a member of the Armed Services, Budget and Ethics Committees and was a member of the House Appropriations Committee where he served as Subcommittee Chair or ranking member for 18 years. Mr. Fazio was a member of the elected Leadership in the House from 1989-1998 including four years as Chair of his Party’s Caucus, the third ranking position. From 1975 to 1978, Mr. Fazio served in the California Assembly and was a member of the staff of the California Assembly Speaker from 1971 to 1975. He is a member of the board of directors of various private companies and non-profit organizations including the American Political Science Association, the Energy Future Coalition, the Campaign Finance Institute, the Center for Responsible Federal Budget and California Institute, and the U.S. Capitol Historical Society.

DONALD E. FELSINGER, 61. Chairman and Chief Executive Officer, Sempra Energy, an energy services holding company. Director since 2007

Mr. Donald E. Felsinger is Chairman of the Board of Directors and Chief Executive Officer of Sempra Energy, a position he has held since February 1, 2006. Beginning in January 2005, Mr. Felsinger was President and Chief Operating Officer of Sempra Energy and a member of the board of directors, and from 1998 through 2004, he was Group President and Chief Executive Officer of Sempra Global. Prior to the merger that formed Sempra Energy he served as President and Chief Operating Officer of Enova Corporation, the parent company of San Diego Gas & Electric (SDG&E). Prior positions included President and Chief Executive Officer of SDG&E, Executive Vice President of Enova Corporation, and Executive Vice President of SDG&E. Mr. Felsinger is a member of The Conference Board, the Committee Encouraging Corporate Philanthropy, and the USA/Mexico Chamber of Commerce.

STEPHEN E. FRANK, 67. Former Chairman, President and Chief Executive Officer, Southern California Edison, an electric utility company. Director since 2005

Mr. Stephen E. Frank served as Chairman, President and Chief Executive Officer of Southern California Edison from 1995 until his retirement in January 2002. During this time he served on the boards of directors of that company and its parent, Edison International. Prior to joining Southern California Edison in 1995, Mr. Frank was President and Chief Operating Officer of Florida Power and Light Company as well as a director of FPL Group, the parent company. He also has served as Executive Vice President and Chief Financial Officer of TRW Inc., as well as Vice President, Controller, and Treasurer of GTE Corporation. His earlier career included financial and sales management positions with U.S. Steel Corporation. He earned a bachelor’s degree from Dartmouth College and an MBA in finance from the University of Michigan. He also completed the Advanced Management Program at Harvard Business School. Mr. Frank serves on the board of directors of Washington Mutual, Inc., NV Energy Inc., and AEGIS Insurance Services Limited. He also serves as a board member of the Los Angeles Philharmonic Association and the Reno Philharmonic Association.

BRUCE S. GORDON, 63. Former President & CEO, NAACP and Retired President, Retail Markets Group, Verizon Communications Inc., a telecommunications company. Director since 2008

Mr. Bruce S. Gordon served as President and Chief Executive Officer of the National Association for the Advancement of Colored People (NAACP) from June 2005 to March 2007. In December 2003, Mr. Gordon retired from Verizon Communications Inc., where he had served as President, Retail Markets Group since June 2000. Prior to that, Mr. Gordon served as Group President of the Enterprise Business Unit, President of Consumer Services, Vice President of Marketing and Sales, and Vice President of Sales for Bell Atlantic Corporation (Verizon’s predecessor). He is a trustee of the Alvin Ailey Dance Foundation, The Barnes Foundation, UNICEF, National and Underground Railroad Freedom Center; a member of the Executive Leadership Council; and recently chaired the Chancellor’s Advisory Board on Student Motivation in the New York Public School System. Mr. Gordon is a director of Tyco International Ltd. and CBS Corporation.

MADELEINE KLEINER, 57. Former Executive Vice President and General Counsel, Hilton Hotels Corporation, a hotel and resort company. Director since 2008

Ms. Madeleine Kleiner served as executive vice president and general counsel for Hilton Hotels Corporation from January 2001 until February 2008 when she completed her responsibilities in connection with the sale of the company. From 1999 through 2001 she served as a director of a number of Merrill Lynch mutual funds operating under the Hotchkiss and Wiley name. Ms. Kleiner served as senior executive vice president, chief administrative officer and general counsel of H.F. Ahmanson & Company and its subsidiary, Home Savings of America until the company was acquired in 1998, and prior to that was a partner at the law firm of Gibson, Dunn and Crutcher. Ms. Kleiner is vice chair of the UCLA Medical Center Board of Advisors and a member of the board of the New Village Charter School.

KARL J. KRAPEK, 60. Retired President and Chief Operating Officer, United Technologies Corporation, an aerospace and building systems company. Director since 2008

Mr. Karl J. Krapek retired as president and chief operating officer of UTC in January 2002. At UTC, he served 20 years in various management positions, including executive vice president and director in 1997; president and chief executive officer of Pratt & Whitney in 1992; chairman, president and chief executive officer of Carrier Corporation in 1990; and president of Otis Elevator Company in 1989. Prior to joining UTC, he was manager of Car Assembly Operations for the Pontiac Motor Car Division of General Motors Corporation. In 2002, Krapek became a co-founder of The Keystone Companies, which develops residential and commercial real estate. Mr. Krapek serves as vice-chairman of the Board of Trustees of Connecticut State University, for which he chairs the Board’s Finance and Administration Committee. He chairs the Strategic Planning Committee for the Board of Directors at St. Francis Care, Inc., and he chairs the Hartford Youth Scholars Foundation. Mr. Krapek is a director of The Connecticut Bank and Trust Company, Prudential Financial, Inc. and Visteon Corporation.

RICHARD B. MYERS, 67. General, United States Air Force (Ret.). Former Chairman of the Joint Chiefs of Staff. Director since 2006

General Richard B. Myers retired from his position as the fifteenth Chairman of the Joint Chiefs of Staff on September 30, 2005 after serving in that position for four years. In this capacity, he served as the principal military advisor to the President, the Secretary of Defense, and the National Security Council. Prior to becoming Chairman, he served as Vice Chairman of the Joint Chiefs of Staff from March 2000 to September 2001. As the Vice Chairman, General Myers served as the Chairman of the Joint Requirements Oversight Council, Vice Chairman of the Defense Acquisition Board, and as a member of the National Security Council Deputies Committee and the Nuclear Weapons Council. During his military career, General Myers’ commands included Commander in Chief, North American Aerospace Defense Command and U.S. Space Command; Commander, Air Force Space Command; Commander Pacific Air Forces; and Commander of U.S. Forces Japan and 5th Air Force at Yokota Air Base, Japan. General Myers is a director of Deere & Company, United Technologies, and Aon Corp. He is Foundation Professor of Military History and Leadership at Kansas State University and occupies the Colin L. Powell Chair for National Security Ethics, Leadership and Character at National Defense University.

AULANA L. PETERS, 67. Retired Partner, Gibson, Dunn & Crutcher, a law firm. Director since 1992

Ms. Aulana L. Peters is a retired partner of the law firm of Gibson, Dunn & Crutcher where she was a partner from 1980 to 1984 and 1988 to December 2000. From 1984 to 1988, she served as a Commissioner of the Securities and Exchange Commission. From January 2001 to April 2002, Ms. Peters served as a member of the Public Oversight Board of the American Institute of Certified Public Accountants. Ms. Peters has also served as a member of the Financial Accounting Standards Board Steering Committee for its Financial Reporting Project and

as a member of the Public Oversight Board’s Panel on Audit Effectiveness. Currently Ms. Peters serves on the U.S. Comptroller General’s Accountability Advisory Council, the International Public Interest Oversight Board, and the Board of Trustees, Mayo Clinic. Ms. Peters is a director of 3M Company and Deere & Company.

KEVIN W. SHARER, 61. Chairman, Chief Executive Officer and President, Amgen Inc., a biotechnology company. Director since 2003

Mr. Kevin W. Sharer has served as Chairman of the Board of Amgen since December 2000 and as Chief Executive Officer since May 2000. Mr. Sharer joined Amgen in 1992 as President, Chief Operating Officer and member of the board of directors. Before joining Amgen, Mr. Sharer was Executive Vice President and President of the Business Markets Division at MCI Communications. Prior to MCI, he served in a variety of executive capacities at General Electric and was a consultant for McKinsey & Company. He is chairman of the board of trustees of the Los Angeles County Museum of Natural History, and is a member of The Business Council. Mr. Sharer also serves on the board of directors of Chevron Corporation.

RONALD D. SUGAR, 60. Chairman of the Board and Chief Executive Officer, Northrop Grumman Corporation. Director since 2001

Dr. Ronald D. Sugar was elected Chairman of the Board of Northrop Grumman effective October 2003. He was named the Chief Executive Officer in April 2003, after having served as President and Chief Operating Officer since September 2001. He joined Northrop Grumman in 2001 having previously served as President, Chief Operating Officer and director of Litton Industries, Inc., and earlier as an executive of TRW Inc. He is a member of the National Academy of Engineering, a Governor of the Aerospace Industries Association, and is a trustee of the Los Angeles Philharmonic Association, the University of Southern California, and the Boys and Girls Clubs of America. He serves as a director of Chevron Corporation.

Vote Required

To be elected, a nominee must receive more votes cast “for” than votes cast “against” his or her election. Even if a nominee is not re-elected, he or she will remain in office until a successor is elected or until his or her earlier resignation or removal. Each of the current director nominees has signed a letter of resignation that will be effective (i) if the nominee is not re-elected at this Annual Meeting and (ii) if the Board accepts his or her resignation following this Annual Meeting. If a nominee is not re-elected, the Board will decide whether to accept the director’s resignation in accordance with the procedures listed in the Board’s Principles of Corporate Governance, which procedures are contained in this Proxy Statement.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE TWELVE NOMINEES FOR DIRECTOR LISTED ABOVE.

Present Directors Whose Terms Expire May 20, 2009

PHILLIP FROST, 72. Vice Chairman of the Board and Chief Executive Officer, Opko Health, Inc., a specialty pharmaceutical company. Director since 1996

Dr. Phillip Frost presently serves as Chairman of the Board and Chief Executive Officer of Opko Health, Inc., a specialty pharmaceutical company. He has served as Vice Chairman of the Board of Directors of Teva Pharmaceutical Industries, Ltd. (“Teva”) since January 2006 when Teva acquired IVAX Corporation. He had served as the Chairman of the Board of Directors and Chief Executive Officer of IVAX Corporation from 1987 to 2006. Dr. Frost is also Chairman of the Board of Ladenburg Thalmann & Co. and a director of Continucare Corporation and Modigene Inc. He also served as a director of Castle Brands and Cellular Technical Services and Protalix Bio Therapeutics, Inc. until 2007. Dr. Frost served as Chairman of the Department of Dermatology at Mt. Sinai Medical Center of Greater Miami, Miami Beach, Florida from 1972 to 1990 and was Chairman of the Board of Key Pharmaceuticals, Inc. from 1972 to 1986. He is a Trustee of the University of Miami, Trustee of the Scripps Research Institute, a Regent of the Smithsonian Institute, and is Vice Chairman of the Board of Governors of the American Stock Exchange.

CHARLES R. LARSON, 72. Admiral, United States Navy (Ret.). Director since 2002

Admiral Charles R. Larson has served as a consultant on defense, foreign policy and education issues to government and industry since retiring from the United States Navy in 1998. He served as commander in the Pacific from 1991 to 1994, where he was responsible for 350,000 personnel and the readiness of all U.S. forces in the theater. He was the first naval officer selected to be a White House Fellow and also served as Naval Aide to the President of the United States. He was Superintendent of the U.S. Naval Academy, first from 1983 to 1986, and again from 1994 to 1998. During his naval career as a qualified nuclear engineer, he had several years experience in naval and commercial shipyards, including submarine construction and reactor defueling. His decorations include the Defense Distinguished Service Medal and seven Navy Distinguished Service Medals. Admiral Larson is a director of Esterline Technologies Corporation and Edge Technologies, Inc. He is also Chairman of the Board of the U.S. Naval Academy Foundation, Chairman of Via Global LLC, and a trustee of the Anne Arundel Health Systems, Inc.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has Audit, Compensation, Governance and Policy Committees. The membership of these committees is usually determined at the organizational meeting of the Board held in conjunction with the Annual Meeting. All the Committees are composed entirely of independent directors under Securities and Exchange Commission (“SEC”) and New York Stock Exchange (“NYSE”) rules, as applicable. The membership of each committee is as follows, with the chairperson listed first:

Audit	Compensation	Governance	Policy
Stephen E. Frank Thomas B. Fargo Victor H. Fazio Donald E. Felsinger Madeleine Kleiner Aulana L. Peters	Lewis W. Coleman* Phillip Frost Bruce S. Gordon Karl J. Krapek Richard B. Myers	Victor H. Fazio Lewis W. Coleman Donald E. Felsinger Stephen E. Frank Phillip Frost Madeleine Kleiner Karl J. Krapek	Aulana L. Peters Thomas B. Fargo Bruce S. Gordon Charles R. Larson Richard B. Myers Kevin W. Sharer

*	Mr. Coleman also serves as the Lead Independent Director.

Audit Committee

The Audit Committee meets periodically with management and with both the Company’s independent auditor and the Company’s internal auditor to review audit results and the adequacy of and compliance with the Company’s system of internal controls. In addition, the Audit Committee appoints or discharges the Company’s independent auditor, and reviews and approves auditing services and non-prohibited non-audit services to be provided by the independent auditor in order to evaluate the impact of undertaking such added services on the independence of the auditor. The responsibilities of the Audit Committee are more fully described in the Audit Committee Report on page 24 and the Audit Committee Charter. The Audit Committee Charter can be found on the Company’s website (www.northropgrumman.com) and is available in print to any stockholder who requests it. The Board of Directors has determined that all members of the Audit Committee are independent and financially literate. Further, the Board has determined that Mr. Felsinger, Mr. Frank, Ms. Kleiner and Ms. Peters possess accounting or related financial management expertise within the meaning of the NYSE listing standards and that each qualifies as an “audit committee financial expert” as defined under applicable SEC rules. The Audit Committee meets in executive session at each in-person meeting. The Audit Committee held eleven meetings in 2008.

Compensation Committee

The Compensation Committee administers the Company’s executive compensation and benefit programs and oversees the management development and succession process. The Compensation Committee oversees all compensation and benefit programs and actions that affect the Named Executive Officers as well as all other elected officers of the Company. The Compensation Committee also provides strategic direction for the Company’s total rewards compensation and benefits structure and reviews CEO and senior executive succession plans.

The Compensation Committee recognizes the importance of a continuous review of the programs, policies and procedures to capitalize on industry “best practices”. Every year the Committee performs a self-evaluation to identify methodologies for improving future programs and processes.

The Compensation Committee reviews and recommends to the Board the compensation of directors. An independent compensation consultant assists the Company by providing market data on director pay at other companies.

The Compensation Committee’s Charter describes the responsibilities of the Committee and its oversight of the various executive compensation programs. This charter allows the Committee to delegate its authority to a subcommittee, and the Committee may also delegate authority to the CEO to grant equity awards to Company employees who are not elected officers. The Compensation Committee and the Board review this Charter on an annual basis and modify it as needed. The Charter can be found on the Company’s website (www.northropgrumman.com) and is available in print to any stockholder who requests it. The Compensation Committee held seven meetings in 2008.

Governance Committee

The Governance Committee has employed a third party search firm to assist it in identifying and evaluating candidates for director. The search firm evaluated and presented possible candidates to the Governance Committee. The Committee also receives suggestions for director candidates from Board members. The Committee then reviews candidates to serve as directors, consistent with criteria approved by the Board, and recommends to the Board of Directors nominees for election. The activities and associations of candidates are reviewed for any legal impediment, conflict of interest or other consideration that might prevent service on the Board of Directors. Each candidate must be willing to submit to the background check necessary for obtaining a top secret clearance, which is a requirement for continued Board membership. In evaluating candidates, the Committee also considers the integrity and reputation of the individual as well as the particular skills and experience most beneficial to the Board at that time. In making its selection, the Committee bears in mind that the foremost responsibility of a Northrop Grumman director is to represent the interests of the stockholders as a whole.

The Committee will consider nominees recommended by stockholders if such nominations have been submitted in writing, accompanied both by a description of the proposed nominee’s qualifications and an indication of the consent of the proposed nominee and relevant biographical information. The recommendation should be addressed to the Governance Committee in care of the Corporate Secretary. The Company will evaluate candidates recommended by stockholders in the same manner as candidates identified by the Committee. The Company has not had any director candidates put forward by a stockholder or group of stockholders who beneficially owned more than five percent of the Company’s stock for at least one year.

The Committee also reviews and recommends action to the Board of Directors on matters concerning transactions with related persons and matters involving corporate governance in general, oversees the evaluation of the Board and makes recommendations to the Board of Directors for action. The responsibilities of the Governance Committee are more fully described in the Committee Charter which can be found on the Company’s website (www.northropgrumman.com) and is available in print to any stockholder who requests it. The Governance Committee held five meetings in 2008.

Policy Committee

In March 2008 the Compliance, Public Issues and Policy Committee was restructured in order to focus on policy and geo-political issues and was renamed the Policy Committee. The Policy Committee assists the Board in identifying, evaluating and monitoring global security, political and social issues and trends and their impact on the Company’s business activities and performance. The Committee reviews and monitors the Company’s policies and programs for corporate responsibility, ethics and community relations activities. The Policy Committee also assists the Board in analyzing the Company’s global reputation and public relations programs. The Committee also reviews and monitors the Company’s government relations strategy, civic actions and political action committees. The Policy Committee held five meetings in 2008.

Attendance at Board and Committee Meetings and the Annual Meeting

During 2008, the Board held 18 meetings which included six telephonic meetings, and the committees described above held 28 meetings. Each of the fourteen current directors attended at least 81% of the total number of board and committee meetings he or she was eligible to attend. Board members are expected to attend the Annual Meeting of Stockholders except where the failure to attend is due to unavoidable circumstances. All members of the Board of Directors, with the exception of Dr. Frost, attended the 2008 Annual Meeting.

DIRECTOR COMPENSATION

2008 Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Lewis W. Coleman	140,000	105,000	245,000
Thomas B. Fargo	82,500	80,000	162,500
Victor H. Fazio	120,000	105,000	225,000
Donald E. Felsinger	110,000	105,000	215,000
Stephen E. Frank	120,000	105,000	225,000
Phillip Frost	100,000	105,000	205,000
Bruce S. Gordon	25,000	30,000	55,000
Madeleine Kleiner	27,500	30,000	57,500
Karl J. Krapek	25,000	30,000	55,000
Charles R. Larson	100,000	105,000	205,000
Richard B. Myers	105,000	105,000	210,000
Philip A. Odeen*	50,000		50,000
Aulana L. Peters	117,500	105,000	225,500
Kevin W. Sharer	103,750	105,000	208,750

*	Retired effective May 21, 2008.

(1)	Effective October 1, 2008, Non-Employee directors earn an annual retainer of $220,000, $120,000 of which must be deferred into a stock unit account pursuant to the 1993 Stock Plan for Non-Employee Directors, as amended (the “1993 Directors Plan”). In addition, each director may defer payment of all or a portion of his or her remaining board retainer fee. The deferred compensation is placed in a stock unit account until the conclusion of the director’s board service and all deferral elections must be made prior to the beginning of the year for which the retainer and fees will be paid. Directors are credited with dividend equivalents in connection with the shares of Common Stock which are also paid out upon termination of board service. Prior to October 1, 2008, the annual retainer was $200,000, 50% of which was required to be deferred as described above. The other annual retainers are paid in cash as follows:

Type of Retainer	Amount $
Audit Committee Retainer	10,000
Audit Committee Chair Retainer	20,000
Compensation Committee Chair Retainer	10,000
Governance Committee Chair Retainer	10,000
Other Committee Chair Retainer	7,500
Lead Independent Director Retainer	25,000

(2)	Represents the target value of stock units awarded to each non-employee director in 2008 under the 1993 Directors Plan. The amount reported in the Stock Awards column for each director reflects the estimated compensation cost for each director. Directors are granted stock award units equal to the target compensation amount divided by the average month end stock price for the Company’s common stock as reported on the NYSE over the preceding twelve months. In accordance with Financial Accounting Standards Board Statement of Financial Accounting Standard No. 123 (revised 2004), Share Based Payment, actual compensation expense is recorded based on the number of stock award units granted times the Fair Market Value of the underlying Northrop Grumman Common Stock on the date of grant, and this amount may differ slightly from the target compensation amount. As of December 31, 2008, the non-employee directors had the following aggregate number of deferred stock units accumulated in their deferral accounts for all years of service as a director, from deferrals of stock units including additional stock units credited as a result of dividend equivalents earned on the stock units. Mr. Odeen received 4,177 shares (the total amount held for him in his stock unit account) following his retirement from the Board in May 2008.

Deferred Stock Units

Name	Mandatory Deferral	Additional Voluntary Deferral	Total
Lewis W. Coleman	5,720	6,783	12,503
Thomas B. Fargo	1,128		1,128
Victor H. Fazio	5,811	8,318	14,129
Donald E. Felsinger	2,870	1,393	4,263
Stephen E. Frank	5,064		5,064
Phillip Frost	5,687	4,540	10,227
Bruce S. Gordon	461		461
Madeleine Kleiner	461		461
Karl J. Krapek	461		461
Charles R. Larson	5,720	394	6,114
Richard B. Myers	4,278		4,278
Aulana L. Peters	5,720	1,797	7,517
Kevin W. Sharer	5,720	6,811	12,531

Directors are reimbursed for all reasonable expenses in attending the Board and Committee meetings. Directors who are employees of the Company do not receive any compensation for their service as directors.

The 1995 Stock Plan for Non-Employee Directors, as amended (the “1995 Directors Plan”), provided for the annual grant of options to each non-employee director to purchase shares of Common Stock with an exercise price equal to the fair market value of the Common Stock on the grant date. Since June 2005, no new grants have been issued pursuant to this Plan. The options currently outstanding are all exercisable and have a term of ten years from the date of grant. If the individual ceases to serve as a director, the options continue to be exercisable for the lesser of five years or the expiration of the original term of the options. If termination is for cause, the options terminate when the director ceases to serve.

Under the Northrop Grumman Non-Employee Directors Equity Participation Plan (the “Equity Plan”), outside directors had an amount equal to 50% of their annual retainer credited to an equity participation account and converted into stock units based on the then fair market value of the Common Stock. Effective May 2005, no new annual accruals are credited to the Equity Plan and no new participants will be added.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS

AND CERTAIN CONTROL PERSONS

Transactions with Related Persons

Admiral Larson’s son-in-law, Laurence C. Datko, was hired by the Company at its Electronic Systems sector as a Program Manager in 2004 following a 20 year military career. Mr. Datko was paid $131,619 in 2008. Mr. Datko is an adult who does not live in the same household as Admiral Larson. He is compensated according to standard Company practices and is not an executive officer. The Board of Directors reviewed the circumstances surrounding the employment of Mr. Datko and determined that Admiral Larson does not have any direct or indirect material interest in the employment relationship of his son-in-law. The Board does not consider this transaction to be a “material relationship” with the Company that would preclude a finding of independence under NYSE rules. Admiral Larson will not stand for election at this Annual Meeting due to the Company’s mandatory retirement policy for directors.

Review, Approval or Ratification of Transactions with Related Persons

The Board of Directors approved a written policy for the review, approval or ratification of related person transactions. Under the policy, related person transactions include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) proposed between the Company (including any subsidiary and any entity in which the Company or any subsidiary has a 50% or greater interest in voting power or profits) and any related person. The Governance Committee is responsible for reviewing these transactions and may take into consideration, among other things, the materiality of the proposed transaction, the actual or perceived conflict of interest between the Company and the related person, the Company’s Principles of Corporate Governance and Standards of Business Conduct and the best interests of the Company and its stockholders. After review, if the Governance Committee concludes that the proposed transaction is in, or is not opposed to, the best interests of the Company and its stockholders, it may recommend the transaction to the Board for approval. If the Governance Committee does not recommend the transaction to the Board, or the Board does not approve a transaction, the proposed transaction will not be pursued.

DIRECTOR INDEPENDENCE

The Board of Directors is currently composed of fourteen directors and the Board has determined that thirteen (all but the CEO) meet the NYSE definition of independence. The Board annually determines the independence of directors based on a review by the directors and the Governance Committee. No director is considered independent unless the Board has determined that he or she has no material relationship with the Company, either directly or as a partner, shareholder, or officer of an organization that has a material relationship with the Company. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships, among others. To evaluate the materiality of any such relationship, the Board has adopted categorical independence standards consistent with the NYSE listing guidelines. The standards relied upon by the Board in affirmatively determining whether a director is independent are comprised, in part, of those objective standards set forth in the NYSE rules, which generally provide that

•

A director who is an employee, or whose immediate family member (defined as a spouse, parent, child, sibling, father- and mother-in-law, son- and daughter-in-law, brother- and sister-in-law and anyone, other than a domestic employee, sharing the director’s home) is an executive officer of the Company, would not be independent until three years after the end of such relationship.

•

A director who receives, or whose immediate family member receives as an executive officer of the Company, more than $120,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior services (provided such compensation is not contingent in any way on continued service) would not be independent until three years after ceasing to receive such amount.

•

A director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company would not be independent until three years after the end of the affiliation or the employment or auditing relationship.

•

A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s present executives serve on the other company’s compensation committee would not be independent until three years after the end of such service or employment relationship.

•

A director who is an executive officer or an employee, or whose immediate family member is an executive officer of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, would not be independent until three years after falling below such threshold.

In addition to these NYSE standards, the Board adopted the following categorical standards:

A director may be deemed not to have a material relationship with the Company if he or she:

•

Has not within the prior three years been a director, executive officer or trustee of a charitable organization that received annual contributions from the Company exceeding the greater of $1 million, or 2% of the charitable organization’s annual gross revenues, where the gifts were not normal matching charitable gifts, did not go through normal corporate charitable donation approval processes or were made “on behalf of” a Company director;

•	Has not within the prior three years been employed by, a partner in or otherwise affiliated with any law firm or investment bank retained by the Company;

•

Has not within the prior three years owned, and has no immediate family member who owned, either directly or indirectly as a partner, stockholder or officer of another company, more than 5% of the equity of an organization that has a business relationship with (including significant purchasers of goods or services), or more than 5% ownership interest in, the Company.

In February 2009, the directors and the Governance Committee reviewed directors’ responses to a questionnaire asking about the relationships with the Company (and those of their immediate family members) and other potential conflicts of interest, as well as material provided by management related to transactions, relationships, or arrangements between the Company and the directors or parties related to the directors. The Governance Committee determined that the thirteen non-employee directors are independent, and that the members of the Audit, Compensation, Governance, and Policy Committees also meet the independence tests of the NYSE. The Governance Committee reported its conclusion to the Board, and the Board then considered each director individually and determined that none of the thirteen non-employee directors has had during the last three years (i) any of the relationships listed above or (ii) any other material relationship with the Company that would compromise his or her independence.

In evaluating the independence of each non-employee director, the Board considered several factors. With respect to Mr. Fazio, the Board noted that the Company had paid $44,766 to Akin Gump Strauss Hauer & Feld LLP, where Mr. Fazio is a Senior Advisor, for legal services performed in September and October 2008. The Board noted that Mr. Fazio did not perform any services on behalf of the Company, and based on the small amount of fees paid, the limited scope of the legal services and the short time period (two months) involved, determined that this event does not constitute a material relationship with the Company for purposes of Mr. Fazio’s present independence. With respect to Admiral Larson, the Board considered the relationship described under Transactions with Related Persons, Promoters and Certain Control Persons, which it determined was immaterial to Admiral Larson’s independence. It also considered that Admiral Fargo, Mr. Felsinger, Mr. Frank, Dr. Frost, Mr. Gordon, Admiral Larson, General Myers and Mr. Sharer serve as members of the boards of charitable and other non-profit organizations to which the Company has made contributions in the usual course of the Company’s charitable contributions program. In all cases the annual contribution by the Company was less than $400,000 and below 2% of the organization’s annual gross revenue. In addition, Mr. Sharer’s daughter is employed by the Company in a non-executive position, and her compensation is below the threshold required for disclosure by the SEC and was considered by the Board to be immaterial to Mr. Sharer’s independence.

The Board of Directors, in applying the standards described and considering the facts listed above concerning certain of the directors, has affirmatively determined that the following directors, who constitute more than a majority of the Company’s directors, meet the independence requirements of the NYSE as well as the additional categorical standards adopted by the Board and thus are independent:

Lewis W. Coleman

Thomas B. Fargo

Victor H. Fazio

Donald E. Felsinger

Stephen E. Frank

Phillip Frost

Bruce S. Gordon

Madeleine Kleiner

Karl J. Krapek

Charles R. Larson

Richard B. Myers

Aulana L. Peters

Kevin W. Sharer

GOVERNANCE OF THE COMPANY

Principles of Corporate Governance

The primary responsibility of the Board of Directors is to foster the long-term success of Northrop Grumman, consistent with representing the interests of the stockholders. In accordance with this philosophy, the Board of Directors has adopted Principles of Corporate Governance that reinforce the Company’s values by promoting responsible business practices and good corporate citizenship. The Board of Directors reviews these principles on an annual basis to determine whether they can be improved upon or if they should be modified in response to changed circumstances. The Company’s Principles of Corporate Governance can be found in their entirety on the Company’s website (www.northropgrumman.com) and are available in print to any stockholder who requests them. Over the years, the Board of Directors has modified these principles, and will continue to do so if the directors believe that changes to these principles will advance the best interests of the stockholders.

Board and Committee Composition of Independent Directors

It is the objective of the Board of Directors that at least seventy five percent (75%) of the members shall be “Independent Directors”, with each meeting the independence requirements of the NYSE and the Company’s categorical standards as discussed under “Director Independence” above.

The following Committees are always composed of only Independent Directors:

•	Audit

•	Compensation

•	Governance

•	Policy

The Independent Directors have designated from among them a Lead Independent Director. The role of the Lead Independent Director is to:

•	Preside at all meetings of the Board at which the Chairman is not present, including executive sessions of the Independent Directors

•	Serve as liaison between the Chairman and the Independent Directors

•	Advise on the quality, quantity and timeliness of the information sent to the Board

•	Provide the Chairman with input as to the preparation of the agendas of the Board and Committee meetings

•	Advise the Chairman on the appropriate schedule of Board meetings to assure that there is sufficient time for discussion of all agenda items

•	Have the authority to call meetings of the Independent Directors

•	Interview, along with the Chairman and the Chair of the Governance Committee, all Board candidates and make recommendations to the Committee and the Board

•	If requested by major stockholders, ensure that he or she is available for consultation and direct communication.

The designation of a Lead Independent Director is not intended to inhibit communication among the directors or between any of them and the Chairman. Accordingly, other directors are encouraged to continue to communicate freely among themselves and directly with the Chairman. Additionally, any director can ask for an item to be added to the agenda for any Board or Committee meeting. Mr. Coleman currently serves as the Lead Independent Director.

Board and Committee Membership

In accordance with the Company’s Bylaws, if none of the Company stockholders provides the Company notice of an intention to nominate one or more candidates to compete with the Board’s nominees in a director election, or if the stockholders have withdrawn all such nominations by the tenth day before the Company mails its Notice of Annual Meeting to the stockholders, a nominee must receive more votes cast for than against his or her election or re-election in order to be elected or re-elected to the Board. The Board expects a director to tender his or her resignation if he or she fails to receive the required number of votes for re-election. The Board shall nominate for election as director only candidates who agree to tender, promptly following the annual meeting at which they are elected as director, resignations that will be effective upon (i) the failure to receive the required vote at any future meeting at which they face re-election and (ii) Board acceptance of such resignation. In addition, the Board shall fill director vacancies and new directorships only with candidates who agree to tender, promptly following their appointment to the Board, the same form of resignation tendered by other directors in accordance with this principle. A resignation tendered in accordance with this paragraph must provide that it may not be withdrawn unless the Board eliminates this principle on majority voting in director elections.

If an incumbent director fails to receive the required vote for re-election, the Governance Committee will consider whether the Board should accept the director’s resignation and will submit a recommendation for prompt consideration by the Board. The Board expects the director whose resignation is under consideration to abstain from participating in any decision regarding that resignation. The Board will also request that all directors who are not considered “Independent Directors” pursuant to these Principles of Corporate Governance abstain from participating in the decision regarding the resignation unless the Board determines that the participation of one or more of such directors is necessary under the circumstances. The Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept a resignation, including, without limitation, any harm to the Company that may result from accepting the resignation, the underlying reasons for the vote against the director, and whether action in lieu of accepting the resignation would address the underlying reasons for such votes against the director.

The Board will decide whether to accept or reject a resignation within 90 days following certification of the election results by the inspector of elections, unless the Board determines that compelling circumstances require that the Board take additional time to consider the resignation. The Company will disclose the Board’s decision (including, if applicable, the reasons for rejecting a resignation) in a periodic or current report that will be filed with the SEC within four business days of such decision.

The Board of Directors, with recommendations from the Governance Committee, appoints the members and chair of the committees. These appointments are based on an analysis of the skills, experience and other qualities of each individual director in relation to the requirements of the particular committee. Committee membership is reviewed annually and members are rotated as appropriate.

All new directors receive an orientation, which is individually designed for each director taking into account his or her experience, background, education, and committee assignments. This orientation includes one-on-one meetings with senior management and extensive written materials on the Company and its various products and operations.

The Company maintains a list of continuing director education opportunities, and all directors are encouraged to periodically attend, at the Company’s expense, director continuing education programs offered by various organizations.

The Company has a retirement policy whereby directors will retire at the annual meeting following his or her 72nd birthday.

Directors should not serve on more than four other boards of publicly traded companies in addition to the Company’s Board without the approval of the Chairman of the Governance Committee. A director who is a full time employee of the Company may not serve on the board of more than two other public companies unless approved by the Board. Directors should advise the Chairman of the Board and the Chairman of the Governance Committee prior to accepting an invitation to serve on another board.

When a director’s principal occupation or business association changes substantially during his or her tenure as a director, that director shall tender his or her resignation for consideration by the Governance Committee. The Governance Committee will recommend to the Board the action, if any, to be taken with respect to the resignation.

Board Meetings and Executive Sessions

On an annual basis, the Board of Directors holds an extended meeting to review the Company’s long-term strategy for each of its businesses, as well as for the Company as a whole.

The Board holds its meetings at other Company locations on a regular basis to provide the directors with in-depth review of the business at that location, a first-hand view of the operations and an opportunity for the Board members to interact with management at the facility.

The Board, with no members of management present, meets in executive session following each in-person Board meeting and on other occasions as needed. The Lead Independent Director presides over the executive sessions. The Audit Committee meets in executive session with management, the independent auditor and the Vice President of Internal Audit regularly. The Compensation Committee also meets in executive session on a regular basis. All other committees are given the opportunity to meet without management present as they deem necessary.

The Chairman, in consultation with the Lead Independent Director and committee chairpersons, will establish the agenda for each Board meeting. Any other member of the Board is free to suggest the addition of any other item(s). The chairpersons of the committees will coordinate committee meeting agendas with appropriate members of management. Other committee members are free to suggest additional agenda items.

Directors’ Common Stock Ownership and Compensation

To encourage directors to have a direct and material cash investment in shares of common stock of the Company, directors who are not employees must defer at least $120,000 of their annual retainer into Company stock to be placed in a stock unit account. The deferred stock is distributed to the director upon termination of his or her service on the Board.

The Compensation Committee reviews and recommends to the Board non-employee director compensation. The Committee consults with outside advisors to ensure that the form and amount are appropriate for attracting quality individuals to serve on the Board.

Evaluation and Succession Planning

Every year the Board of Directors conducts an assessment of its performance and at the conclusion of the evaluation process discusses its results. The Board also considers the performance of each individual director on a regular basis.

Senior members of management are invited to make presentations to the Board or committees to provide management insight into items being discussed by the Board or committees and to bring managers with high potential into contact with the Board. In addition, Board members always have free access to all other members of management and employees of the Company.

The Board of Directors believes that ensuring continuity of leadership is critical to the success of the Company. Therefore, processes are in place to:

•	Annually evaluate the CEO based on a specific set of performance objectives;

•

Annually provide the Compensation Committee with an assessment of persons considered potential successors to certain management positions. The results of these reviews are reported to and discussed with the Board; and

•	Ensure continuity of top leadership, including CEO succession.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee are listed previously in the section “Committees of the Board of Directors.” No members of the Compensation Committee were officers or employees of Northrop Grumman or any of its subsidiaries during 2008, were formerly Northrop Grumman officers or had any relationship otherwise requiring disclosure.

CERTAIN INDEMNIFICATION AGREEMENTS

The Company has entered into Indemnification Agreements with each of the directors and executive officers. Under the Indemnification Agreements, the Company has agreed to hold harmless and indemnify each indemnitee generally to the full extent permitted by the Delaware General Corporation Law and against all expenses, liabilities and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative to which the indemnitee is made a party by reason of the fact that the indemnitee is or was a director or officer of the Company or any other entity at the Company’s request, provided however, that the indemnitee acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company. The indemnity does not cover liability if a court determines such indemnification is not lawful. In addition, the Company’s bylaws provide indemnification to the officers and directors to essentially the same extent as provided in the indemnification agreements.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Northrop Grumman’s directors and certain officers, and persons who own more than ten percent of a registered class of Northrop Grumman’s equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the NYSE. The SEC requires officers, directors and greater than ten percent beneficial owners to furnish Northrop Grumman with copies of all Forms 3, 4 and 5 they file.

Northrop Grumman believes that all its officers, directors and greater than ten percent beneficial owners complied with all their applicable filing requirements during the fiscal year ended December 31, 2008. This is based on Northrop Grumman’s review of copies of Forms 3, 4 and 5 it has received or has filed on behalf of the officers and directors, and of written representations from certain persons that they were not required to file a Form 5.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Interested parties may communicate with any of the Company’s directors, the Independent Directors as a group or the full Board as a group by writing to them at:

Northrop Grumman Corporation

c/o Office of the Secretary

1840 Century Park East

Los Angeles, California 90067

The Secretary will forward the communication to the director to whom it is addressed or to the Lead Independent Director if addressed to the Board of Directors.

The Sarbanes-Oxley Act of 2002 requires the Audit Committee of the Board of Directors to establish procedures to receive employees’ confidential or anonymous concerns regarding questionable accounting or auditing matters. Any employee with a concern about a financial accounting or auditing matter can write directly to:

Chair, Audit Committee

Northrop Grumman Board of Directors

c/o Corporate Ethics Office

1840 Century Park East

Los Angeles, CA 90067

Mail will be delivered unopened to the Chair of the Audit Committee.

STANDARDS OF BUSINESS CONDUCT

A copy of the Company’s Standards of Business Conduct, which applies to the Board of Directors, the Chief Executive Officer, Chief Financial Officer and all Company employees, can be found on the Company’s website (www.northropgrumman.com). A copy of the Company’s Standards of Business Conduct is available to any stockholder who requests it by writing to:

Northrop Grumman Corporation

c/o Office of the Secretary

1840 Century Park East

Los Angeles, California 90067

The Company will disclose amendments to provisions of the Standards of Business Conduct by posting such amendments on its website. In addition, any waivers of the provisions of the Standards of Business Conduct that apply to the directors or executive officers of the Company will be disclosed in a report on Form 8-K.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors of Northrop Grumman is responsible for assisting the Board of Directors in fulfilling its oversight responsibilities pertaining to the Company’s accounting, auditing and financial reporting processes and risk management process, and for monitoring compliance with certain regulatory and compliance matters. The Audit Committee has a written charter which describes the Audit Committee’s responsibilities and has been approved by the Board of Directors.

Management is responsible for preparing Northrop Grumman’s financial statements and for the financial reporting process, including evaluating the effectiveness of the Company’s disclosure controls and procedures, and evaluating the effectiveness of the Company’s internal control over financial reporting.

The Company’s independent auditor, Deloitte & Touche LLP (“Deloitte”), is responsible for performing an independent audit of the Company’s consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as for expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.

In connection with the financial statements of Northrop Grumman as of and for the year ended December 31, 2008, the Audit Committee reviewed and discussed the audited financial statements with Northrop Grumman’s Chief Executive Officer and Chief Financial Officer and Deloitte. The Audit Committee also discussed with Deloitte communications required under applicable professional auditing standards and regulations and, with and without management present, discussed and reviewed the results of Deloitte’s examination of the financial statements, and discussed with internal audit the results of their examinations.

The Audit Committee received the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Audit Committee concerning independence. In addition, the Audit Committee discussed with Deloitte its independence from Northrop Grumman.

Based on the Audit Committee’s review and discussions with management and Deloitte described in this report, the Audit Committee recommended to the Board of Directors that the audited financial statements for 2008 be included in Northrop Grumman’s Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission. The Audit Committee also reappointed Deloitte to serve as independent auditors for 2009, and requested such appointment be submitted to the Stockholders for ratification at their Annual Meeting.

AUDIT COMMITTEE

STEPHEN E. FRANK, CHAIRMAN

THOMAS B. FARGO

VICTOR H. FAZIO

DONALD E. FELSINGER

MADELEINE KLEINER

AULANA L. PETERS

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement. The Board has approved that recommendation.

COMPENSATION COMMITTEE

LEWIS W. COLEMAN, CHAIRMAN

PHILLIP FROST

BRUCE S. GORDON

KARL J. KRAPEK

RICHARD B. MYERS

2009

Compensation Discussion and Analysis (CD&A)

This Compensation Discussion and Analysis is presented in two sections. Section I describes the Company’s compensation philosophy and how decisions are made regarding the compensation for the Named Executive Officers (“NEOs”) that appears in the tables following this discussion. Section II provides more details on the Company’s main compensation elements for NEOs—salary, annual incentive (or bonus), long-term incentive, and other benefits and perquisites.

Overview

The Compensation Committee of the Board of Directors (“the Committee”) oversees management’s administration of the Company’s executive compensation and benefit programs. The Committee is comprised of independent directors and oversees all compensation and benefit programs and actions that affect the NEOs as well as all other officers elected by the Board of Directors (“elected officers”). The Committee also provides strategic direction for the Company’s total compensation and benefits structure and reviews CEO and senior executive succession plans. For 2008 the CD&A includes disclosure of compensation for six NEOs.

Significant Compensation Activity in 2008 and early 2009

A number of changes were made in 2008 and early 2009 that are consistent with the compensation principles described below and which were initially disclosed in our 2008 proxy statement. These principles form the basis of the Northrop Grumman’s Executive Compensation Strategy approved by the Committee in February 2008. Significant compensation decisions made in 2008 and early 2009 are described in greater detail below and include the following:

•

The Executive Compensation Strategy was updated in 2008 to provide further focus on motivating and achieving consistent and sustainable financial performance improvements that lead to higher shareholder value while providing rewards commensurate with performance.

•	Beginning in 2008, annual incentive performance metrics for the CEO were shifted to place 100% emphasis on company financial performance.

•	In September 2008, peer groups were reviewed and modified by the Committee in consultation with its independent compensation consultant.

•

At its December 2008 meeting, the Committee approved an executive compensation recovery (“clawback”) policy to become effective in the first quarter of 2009. The policy will apply to the Company’s NEOs and all other employees at the level of Vice President or higher.

•	Effective December 31, 2008, the CEO voluntarily terminated his employment contract and became an at-will employee.

•

Effective January 1, 2009, change-in-control (“CIC”) benefits were amended to limit payouts to those situations where there is a CIC and, subsequent to the transaction, the employee terminates for good reason or without cause, or experiences a substantial change in job duties. CIC payments no longer include compensation for perquisites and the definition of bonus for purposes of computing the severance benefit was changed from the highest of the previous 3 fiscal years to target bonus. Also eliminated was a provision that allowed participants, in the 13th month following a CIC, to elect to terminate employment for any reason (other than death) and receive full benefits.

•	At its meetings in the first quarter of 2009 the Committee approved:

•

a request submitted by the CEO prior to its annual review of his compensation package that he not receive an increase to his base salary. The independent directors of the full Board ratified the Committee’s decision.

•

a recommendation from the CEO, as part of the Company’s annual executive compensation review cycle in February 2009, that due to external economic conditions the NEOs not receive an increase to their base salaries.

•	the elimination of tax gross-up benefits for personal travel on company aircraft by senior executives effective February 17, 2009.

•	the elimination of tax gross-up benefits related to change-in-control severance payments effective January 1, 2010.

SECTION I

Compensation Philosophy

Northrop Grumman believes that compensation and benefit programs offered to executives should strongly support the creation of shareholder value. The objective of the Company’s executive compensation program is intended to promote recruitment and retention of exceptional talent, to encourage behavior critical to the long-term success of the Company, and to maintain a direct link between pay and individual performance.

The basis of the Company’s philosophy is that successful accomplishment of business goals in both annual operating performance and the achievement of increased shareholder value should produce significant individual rewards and that failure to attain business goals should negatively affect the pay of our executives.

To maintain a focus on long-term shareholder value creation, variable compensation programs comprise a substantial portion of the total compensation (base salary, target annual incentive awards, target long-term incentive award values and benefits) package for the NEOs. A substantial portion of annual compensation (base salary, annual incentives, long-term incentives) is at risk and dependent on Company and individual performance. The mix of long-term awards and the stock ownership requirements are intended to mitigate excessive risk by emphasizing a long-term focus on compensation and financial performance. For the CEO, 90% of annual compensation is at risk while for the other NEOs 80% is at risk. The degree of pay at risk is considerably greater for NEOs than for other employees of the Company.

To meet its recruitment and retention goals, the Company, with the approval of the Committee, targets salaries and incentive opportunities at competitive median levels of the Company’s peers, based on the best available market data. Benefits and other perquisites offered to executives are also designed to be competitive with programs offered by the Company’s peers.

During the February 2008 Compensation Committee meeting, the following compensation principles were formalized and were considered in the development of the 2008 compensation programs.

•

Compensation programs will be directly aligned with and reinforce shareholder interests, and accordingly must be performance based, transparent, defensible, and designed to provide pay commensurate with Company results. Compensation will motivate and reward NEOs for delivering operational and strategic performance to maximize shareholder value and demonstrating the Company’s values, behaviors, and leadership competencies.

•

Compensation must be competitive within the market to attract and retain key talent that will drive the desired business results. The market peer group used to assess competitive pay levels will consist of similarly situated companies in terms of industry, size, and complexity. The peer group will be reviewed and approved by the Committee on an annual basis.

•

A significant part of compensation will be pay at risk. The appropriate level of stock based vehicles linked to increasing stock price and shareholder value will be delivered through the long term incentive plan.

•

Compensation will be disclosed and explained in a transparent, understandable manner. Clear and concise goals will be established to enable the assessment of performance by the Committee and by shareholders through the Compensation Discussion & Analysis (CD&A). The Committee retains the authority to make specific adjustments, positive or negative, in rare exceptions for both the Annual Incentive Plan and the Long-Term Incentive Compensation Plan.

•

Compensation programs will be consistent with financial objectives relative to our business conditions. Alignment to peer companies will be considered when developing programs and goals; however, measures oriented to strongly improving the Company’s own business results will be the predominant factor.

•

To promote alignment of management and stockholder interests, all elected officers are expected to meet stock ownership guidelines in the following denominations of base salary: CEO, 7x; President, 5x; and all other officers reporting directly to the CEO, 3x. The Compensation Committee will monitor attainment of the ownership guidelines on an annual basis.

•

The NEO compensation strategy will be consistent in philosophy for all incentive plan participants to ensure proper alignment, accountability, and line of sight regarding commitments and priorities. NEO compensation will differ from that of other incentive plan participants in that NEOs will have more pay at risk.

Independent Consultant

The Committee relies on Frederic W. Cook & Co. for guidance in determining the levels and structure of executive compensation. The Committee also utilizes competitive salary data provided to Frederic W. Cook & Co. by Hewitt Associates.

In 2006, George B. Paulin, CEO of Frederic W. Cook & Co., Inc., was hired as an independent consultant by the Committee. Mr. Paulin reports directly to the Committee. His role is to provide an independent review of market data and to advise the Committee on all compensation matters for elected officers as well as for the CEO. Mr. Paulin is involved in all aspects of executive compensation, providing information and recommendations directly to the Committee. However, he does not approve any compensation actions. The Committee and the independent directors of the Board retain the authority to make final approval on compensation actions for the CEO and the elected officers.

Mr. Paulin’s role includes: advising the Committee on management proposals as requested; serving as a resource to the Committee Chair on setting agenda items for Committee meetings and undertaking special projects; reviewing the Company’s total compensation philosophy, peer groups and target competitive positioning for reasonableness and appropriateness; identifying market trends or practices; and providing proactive counsel to the Committee on best practices for Board governance of executive compensation as well as areas of concern or risk in the Company’s executive compensation programs. Mr. Paulin’s firm does not receive any fees or income from the Company other than for the services provided to the Committee, and it does not perform work on behalf of management.

Hewitt Associates is retained by the Company to provide competitive market data on positions at all levels. Hewitt also provides this data to Mr. Paulin on behalf of the Committee on an annual basis. The Committee utilizes this market information when compensation decisions are determined for NEOs. Hewitt does not determine compensation amounts or provide compensation recommendations to the Committee for NEOs, or other officers elected by the Board of Directors (“elected officers”).

Role of Management

Throughout the year, the Company’s CEO and other members of management provide recommendations to the Committee for their review and approval. These recommendations include all compensation actions for the elected officers as well as participation in the Company’s various executive benefit and perquisite programs. The

CEO reviews all compensation actions for the other elected officers and then makes a recommendation to the Committee for their review and approval. The CEO’s recommendation takes into account the leadership, performance, skills and industry knowledge of the other elected officers. Under the direction of the Chief Human Resources and Administrative Officer, the Company provides the Committee historical and prospective breakdowns of the total compensation components for each elected officer. The Committee evaluates all compensation actions for the CEO and the elected officers with input from its independent compensation consultant, Frederic W. Cook & Co. The Committee approves all compensation actions taken with respect to elected officers other than the CEO.

For the CEO, the Committee reviews all compensation actions and then makes a recommendation to the independent directors of the Board to ratify the CEO’s salary and bonus. While the CEO provides the Committee a self-assessment of his performance for the year as input to the Committee’s decision making process, the CEO does not make a compensation recommendation to the Committee for himself. For 2009, the CEO requested, and the independent directors approved that his base salary not be increased.

Management also provides recommendations to the Committee regarding all executive plan designs and strategies. These recommendations include financial goals and criteria for the Company’s annual and long-term incentive plans. Management provides its recommendations based on information gathered from consultants and the market as well as from internal resources, allowing designs and strategies to be tied directly to the needs of the Company’s businesses.

Benchmarking

The Company has determined that in order to support the objective of attracting and retaining leading executive talent, its total compensation program (base salary, target annual incentive awards, target long-term incentive award values and benefits) should in the aggregate approximate the 50th percentile in the market.

Changing industry and capital market environments necessitate the need for periodic review of the peer groups utilized by the Company to determine competitive pay levels in the marketplace. In September 2008, the Committee initiated a review of the existing peer groups previously established for benchmarking compensation of the Company’s executives. The study, prepared for the Committee by Frederic W. Cook & Co, resulted in updates to the peer groups upon which the Company’s annual market study of executive compensation is based.

During its review, the Committee determined that it remained appropriate to focus the Company’s market analyses on two groups of peer companies. The new primary peer group, the Target Industry Peer Group, consists of six core competitors with which Northrop Grumman competes for executive talent (Boeing, General Dynamics, Honeywell, Lockheed Martin, Raytheon and United Technologies). Five additional companies were added to this list of six companies because they were prevalent in the core competitors peer lists. These five additional companies appear in at least three or more of the peer company lists reported by the core competitors noted above. The secondary peer group, the General Industry Peer Group, is larger and consists of Fortune 100 companies (excluding financial institutions) that are available from Hewitt’s executive compensation database. This secondary peer group allows the Company to assess executive compensation levels in the overall market place at companies of similar size to Northrop Grumman.

The Committee has determined that these groups provide a reasonable and relevant comparison of market data. The target industry peer group consists of the following 11 companies:

Target Industry Peer Group

Company Name	Company Name
Alcoa, Inc. The Boeing Co. The Dow Chemical Co. E. I. du Pont de Nemours & Co. General Dynamics Corp. General Electric Co.	Honeywell International, Inc. Johnson & Johnson Lockheed Martin Corp. Raytheon Co. United Technologies Corp.

To evaluate competitive pay levels in the marketplace, both the Company and the Committee review data reported in the Hewitt surveys, including the 25th, 50th, and 75th percentile information. Where appropriate, the Committee also uses statistical analysis of this peer group to predict market pay levels based on revenue size. Statistical analysis is also used to view market data on a size-adjusted basis. In addition, there is an examination of proxy data taken from a subset of these companies for specific individuals.

The general industry peer group fluctuates from year to year based on the companies participating in Hewitt’s annual executive compensation survey and typically consists of approximately 50 companies of the Fortune 100 participating in the survey (40 companies in 2008). Financial services organizations are specifically excluded. Peer group data is compiled from organizations of similar revenue size and employee population and then analyzed. The analysis includes a review of data as reported in the surveys (including the 25th, 50th, and 75th percentile information) and employs statistical analysis to assess market pay on an adjusted basis, as determined by revenue size. The following companies are included in this group for 2008:

General Industry Peer Group

Company Name	Company Name
3M Co.	Ingram Micro, Inc.
Abbott Laboratories	Johnson & Johnson
Alcoa, Inc.	Johnson Controls, Inc.
Altria Group, Inc.	Kraft Foods, Inc.
Archer Daniels Midland Corp.	Lockheed Martin Corp.
AT&T, Inc.	Lowe’s Companies, Inc.
The Boeing Co.	Macy’s, Inc.
Chevron Corp.	McKesson Corp.
The Coca-Cola Co.	Medco Health Solutions, Inc.
Comcast Corp.	PepsiCo, Inc.
CVS Corp.	Pfizer, Inc.
The Dow Chemical Co.	The Procter & Gamble Co.
E. I. du Pont de Nemours & Co.	Sears Holding Co.
FedEx Corp.	Target Corp.
General Dynamics Corp.	United Parcel Service of America, Inc.
General Electric Co.	United Technologies Corp.
General Motors Corp.	Valero Energy Corp.
The Home Depot, Inc.	Verizon Communications, Inc.
Honeywell International, Inc.	Walgreen Co.
IBM Corp.	Walt Disney Co.

Total Compensation—Tally Sheets

The Company utilizes a review process that provides the Committee a total compensation and benefits perspective for each NEO. In conjunction with the Committee’s review of pay to market, the Committee is provided a set of tally sheets that captures a total compensation and benefits picture of each NEO to ensure that compensation decisions are made within a holistic framework.

The tally sheet provides a broad perspective that covers the normal annual compensation actions as well as an annualized value of the benefits and perquisites the executives receive. Thus, the value of nonqualified deferred compensation, outstanding equity awards, health and welfare benefits, pension benefits and perquisites is also considered.

Tax Deductibility of Pay

Section 162(m) of the Internal Revenue Code generally limits the annual tax deduction to $1 million per person for compensation paid to the Company’s CEO and the next three highest-paid NEOs (other than the CFO). Qualifying performance-based compensation is not subject to the deduction limit. Awards under the Company’s 2002 Incentive Compensation Plan and the 2001 Long Term Incentive Stock Plan (LTISP) are generally designed to qualify as performance-based compensation under this definition and to be fully deductible.

As noted above, compensation decisions are made, among other things, to ensure market competitive rates are maintained and retention of critical executives is achieved. Sometimes these decisions result in compensation amounts being non-deductible under Code Section 162(m). For example, since the CEO’s salary is above the $1,000,000 threshold, a portion of his salary and his perquisites are not deductible by the Company. In addition, grants of Restricted Stock Rights (RSRs) are not considered performance-based under Code Section 162(m) and, as such, may not be fully deductible by the Company.

SECTION II

2008 Elements of Compensation

Northrop Grumman’s executive compensation program is designed to link directly with shareholders’ interests while also attracting and retaining the essential leadership talent the Company needs to move itself forward in a very competitive marketplace. Certain elements of compensation serve other important Company interests. For example, annual incentive pay is designed to motivate the NEOs to attain vital short-term Company goals. Long-term incentive pay in the form of equity awards vesting over a number of years aligns the NEOs’ interest with that of shareholders in terms of long-term stock price appreciation. Described in more detail below are the respective compensation elements for the NEOs.

As described above, it is the Company’s pay philosophy to target an approximate median level of total compensation opportunity while positioning total direct pay elements (e.g., base salary, target annual incentive awards and annualized target long-term incentive award opportunities) at levels approximating the median of market for target performance. Each executive position that can be compared to relevant peer company data is benchmarked to the relevant data. Executive positions that are unique to the Company and cannot be benchmarked to the market are compared internally based on their relative duties and responsibilities. Actual salaries may differ from our stated market positioning based on experience, sustained performance, growth in the job, and leadership ability. Actual annual incentive awards and long-term incentive award opportunities reflect these factors as well as company and business performance. In 2008, the actual total direct compensation levels for the NEOs are within the 25th and 75th percentiles of both the Target Industry Peer Group and the General Industry Peer Group.

For all NEOs, the weighted average variance to market for total direct compensation is 95% of the size-adjusted median of the Target Industry Peer Group and 105% of the General Industry Peer Group based on the market study provided to the Committee during the December 2008 meeting. Total direct compensation includes 2008 base salary, 2008 bonus earned in 2007 and the 2008 stock grant as compared to a total compensation study prepared by Hewitt Associates in December 2008.

In determining each element of compensation, the Company begins with an extensive analysis of prevalent pay at other companies (utilizing data from the two peer groups described previously) for each element of compensation and the detailed study is provided to the Committee. This allows the Committee to gain an understanding of the competitiveness of the Company’s programs, as well as where each executive’s pay is positioned relative to market. Once the Committee has determined the level and opportunity provided by the programs to be competitive, the Committee then reviews and approves the compensation levels for each NEO.

Salaries

Base salaries of the NEOs are targeted at a competitive market median on a job-by-job basis. Differences in each incumbent’s experience, skills and sustained performance can result in variation in salary relative to market median. The Committee reviews the NEOs’ salaries on an annual basis, at the time of promotion, and if there is a substantial change in responsibilities following the procedure described above for the CEO and other NEOs. The Committee approves salary amounts for elected officers and the independent directors of the full Board ratify the salary for the CEO.

The last annual increase cycle was effective as of March 1, 2008 and salaries for the NEOs were adjusted as appropriate based on the above described criteria with the exception of the CEO who did not receive an a base salary increase in 2008. It was the Committee’s determination to place greater emphasis on his variable pay in lieu of adjusting his fixed compensation which was deemed to be competitive and appropriate. For the remainder of the year, no further adjustments were made to the base salaries of the NEOs.

At its meeting in February 2009 the Committee approved a request submitted by the CEO prior to its annual review of his compensation package that he not receive an increase to his base salary. The independent directors of the full Board ratified the Committee’s decision. As part of the Company’s annual executive compensation review cycle in February 2009, the CEO also recommended that the NEOs not receive an increase to their base salaries due to external economic conditions. The Committee agreed with this recommendation.

Annual Incentives

NEOs are eligible for incentive compensation annually under the Company’s shareholder-approved 2002 Incentive Compensation Plan. Within this plan, the Company determines and the Committee approves annual incentive compensation targets for each executive position that vary with market prevalence, individual job level, scope, and overall influence on the Company’s business results. The target incentive award (“Target Bonus”) represents a percentage of each executive’s base salary and, after the year has ended, provides a basis upon which a final award amount is determined by the Committee based on its assessment of individual and Company performance against its formal business goals.

For 2008, the Committee determined that the CEO’s annual incentive compensation should be evaluated solely on the basis of company financial performance relative to its peers. As a result, the Company Performance Factor (CPF) was weighted 100% and the Individual Performance Factor (IPF) was not considered. For the remaining NEOs the annual incentive award was comprised of two performance components; 80% of the bonus payout was driven by company performance and 20% of the bonus payout was driven by individual performance. Within the formula described below, the CPF and the IPF can range from 0% to 200%. Final bonus award payments are capped at 200% of an individual’s target bonus.

Except for the CEO, the Company and the Committee utilized the following formula in determining the final award for each NEO for the 2008 performance period:

[ Base Salary x Target % = Target Bonus ]

Target Bonus x 80% x Company Performance Factor (CPF)

+

Target Bonus x 20% x Individual Performance Factor (IPF)

============================================

Final Bonus Award*

*	Formula excludes the CEO whose annual incentive compensation is weighted 100% on company performance.

Four financial goals comprise the elements of Company performance and are discussed further under the goals section below. These performance metrics include sales, contract awards, pension-adjusted operating margin and before discretionary pension funding free cash flow. Final evaluation of each goal is based on operating performance achieved during the year, although the Committee also thoroughly evaluates whether unanticipated ancillary factors impacted the financial metrics.

The intent of the incentive bonus target is to provide a competitive level of compensation when the individual and the Company achieve the performance objectives established and approved by the Committee. The Committee reviewed annual incentive bonus targets before the start of the 2008 performance year through an analysis of competitive incentive bonus targets for comparable positions within Northrop Grumman’s peer companies. The incentive bonus targets were established slightly below the median targets found in both sets of companies in the respective peer groups. For 2008, the annual incentive award targets for the NEOs ranged from 75% to 140% of salary depending on the officer’s position.

2008 Incentive Targets

Name	Title	2008 Target Payout %	Payout Range % of Salary
Ronald D. Sugar	Chairman & Chief Executive Officer	140%	0% - 280%
Wesley G. Bush	President & Chief Operating Officer	90%	0% - 180%
James F. Palmer	Corporate VP & Chief Financial Officer	75%	0% - 150%
James F. Pitts	Corporate VP & President, Electronic Systems	75%	0% - 150%
W. Burks Terry	Corporate VP & General Counsel	75%	0% - 150%
James R. O’Neill	Corporate VP & President, Information Technology	75%	0% - 150%

In addition, in order to establish performance-based parameters for the payments of annual incentive for purposes of allowing amounts to be deductible under Section 162(m) of the Tax Code, the Committee approved a bonus pool that appropriates an amount (“Tentative Appropriated Incentive Compensation”) equal to 2 1/2% of the Company’s Economic Earnings for the performance year. “Economic Earnings” is defined as “income from continuing operations before federal and foreign income taxes and the cumulative effect of accounting changes and extraordinary items, less pension income (or plus pension expense) plus amortization and impairment of goodwill and other purchased intangibles, plus restructuring or similar charges to the extent they are separately disclosed in the annual report”. These terms provide that the maximum potential individual incentive compensation award for a performance year for an elected officer shall be limited to no more than thirty percent (30%) of the Tentative Appropriated Incentive Compensation for the CEO and seventeen and one-half percent (17.5%) for each of the other covered NEOs. Actual 2008 payouts were far less than these limits.

At the conclusion of each calendar year, an annual performance evaluation for each executive, other than the CEO, is conducted by the CEO and reviewed with the Committee. The NEO’s individual performance is determined based upon consideration of the following factors:

•	Financial performance

•	Strategic leadership and vision

•	Program execution/performance

•	Collaboration and integration across businesses

•	Customer relationships

•	Operating (supplemental) objectives

The Committee reviews all performance information, as well as the comparison to market data, and approves bonus amounts. As previously noted, the Committee approves bonus amounts for elected officers and the independent directors of the full Board of Directors ratify the bonus for the CEO. The Committee has full discretion to make adjustments to the annual payout if it determines such adjustment is warranted. For example, in instances where Company performance has been impacted by unforeseen events (natural disasters, significant acquisitions or divestitures, etc.), the Committee has exercised its authority in the past to modify the final awards. The Committee has also adjusted payouts downward in the past despite performance targets having been met when it determined circumstances existed that had a negative impact on the Company and were not reflected in the performance calculation. For the 2008 performance year, the Company did not recommend, nor did the Committee implement, any adjustments to annual incentive awards.

2008 Annual Incentive Goals and Results

For the 2008 performance year, the CEO and management recommended performance measurement factors and weights to the Committee to evaluate the Company’s performance for the year. After deliberation, the Committee determined that the Company performance goals should focus on capturing new business awards, increasing sales, expanding the Company’s current operating margin in its business units and improving on the delivery of free cash flow before discretionary pension funding. Each metric/goal is described below and shown with its relative weighting. Goals for target performance are based on the company’s annual operating plan. Final evaluation of each goal is based on operating performance achieved during the year. The Committee reviewed and approved the criteria and weights below for measuring Company performance.

•

Awards (15% weighting)—Goals are based on new awards resulting in increased backlog. For 2008, the target of $36.0 billion was set to $3.0 billion above the 2008 sales target. Actual awards of $48.3 billion exceeded target.

•	Sales (15% weighting)—Goals are based on achieving desired year-over-year growth in sales. For 2008, the sales target was $33.0 billion. The actual sales totaled $33.9 billion which exceeded target.

•

Pension-Adjusted Operating Margin (35% weighting)—The Goals are based on achieving specific operating margin dollar amounts (adjusted for net FAS/CAS pension expense). The target payout required achievement of $2.98 billion of pension adjusted operating margin. The actual pension adjusted operating margin of ($0.4) billion was below target and resulted in a score of 0%.

•

Free Cash Flow before discretionary pension funding (35% weighting)—The Goals are based on achieving specific dollar amounts before discretionary pension pre-funding. For 2008, target payout required achievement of $2.15 billion free cash flow. The final value of $2.55 billion exceeded the target.

2008 Annual Incentive Plan Assessment

The Company considered actual 2008 performance and results against the specific 2008 Company and individual goals. The Committee reviewed the level of achievement for each objective and approved the overall assessment for each NEO, based on recommendations from the CEO for positions other than his own. The actual incentive awards for the NEOs paid for 2008 performance were based on a Company performance factor of 130%, which reflected composite above target financial performance in all goal criteria other than pension-adjusted operating margin. The resulting score and bonuses were significantly below the Tentative Appropriated Incentive Compensation maximum permitted under the plan. The NEOs met or exceeded their individual performance targets which resulted in a payout at or above target. Individual performance goals included objectives described previously.

2008 CEO Annual Incentive Compensation

At the beginning of 2008, the Committee determined that the CEO’s incentive for the year would be determined solely by the Company Performance Factor. The Company Performance Factor is based on financial performance as measured against the goals established by the Committee at the beginning of the year. Unlike the other NEOs, the CEO is no longer assigned an Individual Performance Factor. The Committee believes that having the CEO’s annual incentive tied directly to the financial performance of the Company provides the most effective alignment with shareholder interests.

Consistent with the Committee’s decision at the beginning of 2008 to determine the CEO annual incentive based solely on the Company Performance Factor, during its meeting in February 2009 the Committee applied the company score of 130% to the CEO’s base salary and his bonus target of 140%. The calculation resulted in an annual incentive payout of $2,775,500 for the 2008 performance year. Details on the range of bonuses that could have been payable based on 2008 performance are provided in the Grants of Plan-Based Awards table. Actual bonus payouts for 2008 performance are provided in the Summary Compensation Table.

During the February 2008 meetings, the Committee recommended to the full Board that the Company keep the CEO’s base salary at its present level of $1,525,000 and approve a long-term incentive award of 81,329 restricted performance stock rights (RPSRs), and 372,106 stock options. The Board agreed with the Committee’s recommendation. The CEO’s 2008 compensation is lower than prior years as indicated in the Summary Compensation Table.

Long-Term Incentive Compensation

Each year the Committee approves a grant of long-term incentive awards for executives. The Committee believes the Company’s long-term incentive program provides direct alignment with shareholder interest while serving as an excellent retention tool. The purpose of this compensation component is to establish a long-term performance perspective for the executive. By promoting ownership of the Company’s common stock, the plan creates shareholder-managers interested in Northrop Grumman’s sustained growth and prosperity.

The 2001 Long Term Incentive Stock Plan provides flexibility to grant long-term incentive awards to key employees in a variety of forms. These include nonqualified stock options which generally vest in 33.3% installments on the anniversary date of the grant. Stock options granted to the NEOs in 2008 vest in 33.3% installments and become fully vested after 3 years. In 2008, the Committee approved a change in the stock option provisions to a 3 year vesting cycle and a 7 year expiration period. Previously, stock options vested over a 4 year period and expired after 10 years. This change was made to be more consistent with market practice.

Restricted Stock Rights (RSRs) are time-vested and normally used only for special purposes. Restricted Performance Stock Rights (RPSRs) have a three-year performance period. An RPSR is a right to receive a share of Company stock on a specified future date conditioned upon continued employment and achievement of specified performance goals. Actual payout associated with these RPSR grants is based on the financial performance of the Company as measured by operating margin and return on net assets. Thus payouts may fall short of, or exceed, targeted amounts.

In determining the size of long-term incentive grants to executives, for 2008 the Committee approved a transition from share-based guidelines to value-based guidelines which more effectively allow for the delivery of target opportunities that are consistent with median awards to individuals holding comparable positions at peer companies. Value-based guidelines focus on the value delivered to the employee versus number of shares granted.

Long-term award target levels to individual executives may vary from the target levels based on the same factors as reflected in salaries; Company and business performance and past award history also may be considered. The CEO then provides individual recommendations to the Committee (for executives other than himself) for annual grants based on individual performance compared to objectives. Recommendations include stock options which vest over 3 years in 33.3% installments and RPSR grants which are not vested until the end of the 3 year performance period and range from 0% to 200% of the individual’s value-based guideline depending on the performance against metrics approved by the Compensation Committee.

In 2008 the Committee continued the trend toward a heavier weighting on stock options in the annual equity compensation grant. In February 2008, a combination of both stock options and RPSRs were granted to the NEOs with approximately 50% of value delivered in the form of stock options and approximately 50% of value delivered in the form of RPSRs. Previously, the ratio was 40% stock options and 60% RPSRs. This 50/50 split determination was based upon an analysis of market prevalence and the Committee’s decision to place greater emphasis on stock options as the strongest link to increasing shareholder value. The Company believes it is important to utilize performance-based units such as RPSRs in combination with stock options, as this long-term incentive combination focuses on creating shareholder value. Details on 2008 equity grants to the NEOs are provided in the Grants of Plan-Based Awards table.

Grant Date for Equity Awards

Historically, the annual grant cycle for nonqualified stock options and other equity awards occurs at the same time as salary increases and annual incentive grants. This typically occurs in February each calendar year. This timing allows management and the Committee to make decisions on three compensation components at the same time, utilizing a total compensation perspective. The Committee reviews and approves long-term incentive grants during its scheduled meeting and establishes the grant price for stock options. The grant price is equal to the closing price of the Company’s stock on the date of grant.

The Committee held a special meeting on February 27, 2008 to review and approve the long-term incentives for the NEOs and other employees of the Company. The exercise price for options was set at $80.82. The 2008 grant was approved after the filing of the Company’s Form 10-K for 2007 on February 20, 2008 as the Committee believes it is important to have the grant occur following the release of detailed financial information about the Company. This approach allows for the stock price to be fully reflective of the market’s consideration of material information disclosed in Company’s 10-K.

2008 Stock Option and Restricted Performance Stock Right (RPSRs) Awards

For 2008, after determining target award values for the NEOs based on the peer group analysis discussed above, the Committee granted 50% of that value in the form of stock options (valued-based upon accounting grant date fair value) and the Committee granted the remaining 50% value in RPSRs. An RPSR is a right to receive a share of Company stock on a specified future date conditioned upon continued employment and the achievement of specified performance goals. RPSRs have a service restriction—that the recipient is an employee in active service at time of vesting—and a performance requirement linked directly to shareholder interests which must also be met. The performance period for the RPSRs granted in February 2008 is January 1, 2008 through December 31, 2010.

The objectives of the long-term incentive plan are to motivate and reward long-term value growth and align management decision making and actions with shareholder interests. To achieve this, in prior years, the RPSR awards were based on improvement in Economic Value Added (EVA®). In 2007, the Committee decided to use two metrics to encourage long-term value growth. The RPSR awards will be based on the growth and financial return performance of the company. Specifically, the return performance will be measured by the average cash flow return on investment (CFROI) and growth will be measured by cumulative pension-adjusted operating margin over the three-year period. CFROI is the average of the three annual CFROI performance levels, measured as the spread between the actual CFROI and the cost of capital (CoC). Operating margin is the cumulative amount delivered over the three-year period. Final performance is an equally weighted sum of these two metrics.

The Committee evaluates RPSR performance requirements each year to ensure they are aligned with the Company’s objectives. For the 2008 grant, the Committee reviewed the performance metrics of the Long Term Incentive Stock Plan (LTISP) with management and determined that CFROI should be replaced with Return On Net Assets (RONA). RONA is a more commonly used metric, it is operationally focused, and it is more easily communicated to participants. Final performance determination is an equally weighted sum of RONA and cumulative, pension-adjusted, operating margin. Target performance is based upon achieving a 200 basis point improvement in RONA over three years and achieving the cumulative amount of pension-adjusted operating margin contained in the 2008 long range plan over the three-year performance period.

Shares that ultimately are vested and paid out to the executive can vary from 0% to 200% of the original number of shares granted. For the 2008 grant and all future grants, the Company eliminated the dividend equivalent applicable to RPSR awards. The dividend equivalent was an amount which equaled the dividends that would have been earned during the performance period if the executive had actually owned the shares of Northrop Grumman stock that ultimately vested.

RPSR awards may be paid in shares, cash or a combination of shares and cash. More details on the 2008 RPSRs grants to the NEOs are provided in the Grants of Plan-Based Awards Table.

Recently Completed RPSR Performance Period (2006 – 2008)

During the first quarter of each year, the Committee reviews the Company’s financial performance achievement against established goals to determine payout multiples for RPSRs with a performance period that ended in the prior year. In general, the payout multiples are mathematically calculated and presented to the Committee for their review and approval. The Committee has full authority to make adjustments to the payout multiple if it determines such adjustment is warranted. For example, in instances where Company performance has been impacted by unforeseen events (natural disasters, significant acquisitions or divestitures, etc.), the Committee has used discretion in the past to modify the final awards. Individual performance is not relevant to the amount of the final payout for RPSRs.

During the February 2009 meeting, the Committee reviewed the Company’s EVA performance for the January 1, 2006 to December 31, 2008 performance period. EVA is a value based metric that measures management’s ability to generate value above the company’s cost of capital. It is measured as the annual net operating profit after tax less a charge at the company’s cost of capital rate for invested capital. Net operating profit after tax is before pension, interest, purchase intangible amortization and goodwill charges. Correspondingly, invested capital is adjusted for these same items.

The EVA goals were based on an expected improvement target and a performance interval that allows for EVA variability above or below market expectations. For 2008, a three year EVA improvement of $185 million was required for target payout. The final EVA improvement of $132 million for the period 2006 through 2008 was below target. RPSRs were paid in shares, and dividend equivalents were paid in cash at the same time the shares were paid. The EVA performance approved by the Committee for this time period resulted in a RPSR award payout percentage of 88% out of 150%.

Stock Ownership Guidelines

The Company maintains stock ownership guidelines for its NEOs and other elected officers to further promote alignment of management and stockholder interests. These guidelines require that the CEO and other elected officers own Company stock denominated as a multiple of their annual salaries which can be accumulated over a five-year period from the date of hire or promotion into an elected officer position.

The Stock Ownership guidelines are as follows:

• CEO	7 x base salary

• President	5 x base salary

• Other Elected Officers	3 x base salary

Shares that satisfy the stock ownership guidelines include:

•	Company stock owned outright by an officer

•	Restricted Stock Rights (RSRs), whether or not vested

•	Value of equivalent shares held in the Northrop Grumman Savings Plan or Northrop Grumman Financial Security and Savings Program

Stock options and unvested Restricted Performance Stock Rights (RPSRs) are not included in calculating ownership until they are converted to actual shares owned.

During its September 2008 meeting, the Committee performed its annual review of the ownership of all elected officers. All NEOs with more than 5 years in their current role were compliant with the Company’s stock ownership policy. With less than 5 years in their current roles, Mr. Bush and Mr. Palmer each exceeded their ownership guidelines.

Trading Windows

It is the policy of the Company that elected officers and directors may neither purchase nor sell options of Northrop Grumman stock nor engage in short sales or margin trading with respect to Northrop Grumman common stock. Additionally they must trade within certain periods that are approved by the Company. Specifically, elected officers, directors and certain other designated employees must comply with the following requirements:

•

Refrain entirely from trading in “puts” and “calls” (publicly traded options to sell or buy stock) straddles, equity swaps or other derivative securities that are directly linked to Northrop Grumman stock.

•

Do not engage in trading Northrop Grumman securities outside of “window periods” (such period generally begins on the second day following the date of release of the quarterly or annual earnings and ends on the thirtieth calendar day following such date). The window period does not go into effect until the notice is issued. In 2008, the Company revised the window period to open two days following the release of earnings. Previously the window period opened three days following the release of earnings.

•

Do not trade in Northrop Grumman securities unless prior written notice of at least three business days is provided to the Corporate Vice President and General Counsel or the Office of the Secretary. From time to time such officers, directors, and employees may also be advised that no trading will be permitted until further notice.

In September 2008 the Committee approved a stock trading program under SEC Rule 10b5-1 for purposes of more effectively managing insider sales of stock. The plan covers approximately 330 elected and appointed officers and directors. An insider may establish a plan during any quarterly window period for the next window period, the duration of the plan is 1 year. Annually the Corporate Secretary will disclose to the Committee the plans adopted, terminated or modified by elected officers.

Other Benefits

The NEOs are provided supplemental executive benefits in addition to those provided to all other employees. These supplemental benefits include supplemental pension plans, enhanced health and welfare benefits and the Special Officers Retiree Medical Plan (SORMP) offered at retirement.

With the exception of the Supplemental Retirement Plan (SRI), Dr. Sugar participates in the same benefit and compensation programs as the other NEOs. The SRI is provided to Dr. Sugar as the CEO as an enhanced benefit replacement during retirement in recognition of the unique roles and responsibilities of the CEO.

Defined Benefit Retirement Plans

The Company maintains a tax-qualified defined benefit plan that covers the NEOs and the majority of the Company’s workforce. Compensation, age and service factor into the amount of the benefits provided under the plan. Thus, the plan is structured to reward and retain employees of long service and recognize higher achievement levels as evidenced by increases in annual pay.

The Company maintains several supplemental defined benefit plans that cover the NEOs. These plans (1) provide benefits that would be provided under the tax-qualified plan but for limitations imposed by the Internal Revenue Code, (2) provide larger accruals for elected and appointed officers in recognition of the higher levels of responsibility for such executives, and (3) provide a minimum level of pension benefits to senior executives with a short period of service. Such benefits are common in the aerospace and defense industry.

Additional information on these defined benefit retirement plans is provided in the Pension Benefits Table.

Defined Contribution Savings Plans

The Company maintains a tax-qualified retirement savings plan that covers the NEOs and the majority of the Company’s workforce. Participating employees may contribute amounts from their pay to the plan and the Company provides a matching contribution.

The Company maintains two supplemental savings plans that cover all eligible employees including the NEOs. The Savings Excess Plan allows the NEOs and all other eligible employees to defer compensation beyond the limits of the tax-qualified plan and receive a Company matching contribution. The NEOs and all other eligible employees may also defer compensation under the Deferred Compensation Plan. No Company match is provided under the Deferred Compensation Plan.

Additional information about the Savings Excess and Deferred Compensation Plans is provided in the Nonqualified Deferred Compensation Table.

Perquisites

NEOs are eligible for certain executive perquisites linked to their position level that are consistent with market practice. NEOs are eligible for perquisites which include financial planning, income tax preparation, physical exams, and personal liability insurance. In 2007, the Company eliminated the following perquisites for the CEO and other NEOs:

•	Reimbursement for vehicle expense

•	Club memberships

The Company’s internal audit department reviews the NEOs’ expense reports for perquisites provided by the Company. Perquisites provided to the NEOs in 2008 are detailed in the Summary Compensation Table.

Use of Company Aircraft

In 2004 the Board of Directors determined that Dr. Sugar should avoid traveling by commercial aircraft for purposes of security, rapid availability, and communications connectivity during travel; therefore, the Board directed that he utilize Company aircraft for all travel. Throughout the year, if the CEO uses company aircraft for personal travel, the costs for such travel are imputed as income and subject to the appropriate tax reporting according to IRS regulations. Periodically, the Company’s internal audit department reviews the accounting for the CEO’s personal use of Company aircraft. During its meeting in February 2009, the CEO requested and the Committee approved the elimination of the tax gross-up benefit applied to personal use of company aircraft by all senior executives.

Severance and Change in Control Benefits

The Company has an established severance plan for elected and appointed officers as well as a change-in-control severance plan. These plans fit into the Company’s overall compensation objectives by providing incentives that are intended to ensure the interests of shareholders continue to be paramount in times of job related uncertainty. These plan provisions address unusual, one-time events outside the scope of normal duties; they generally have not been taken into account in determining other elements of compensation for the NEOs. Both plans are intended to provide severance protection to executives for a period of time following termination.

The Company’s Severance Plan for Elected and Appointed Officers was approved effective August 1, 2003 and offers severance to officers who qualify and are approved to receive such treatment. This plan was designed to provide severance protection to executives for a period of time following termination. Generally executives are unemployed for a time period following a termination, and the purpose of the severance plan was to help bridge an executive’s income and health coverage during this period.

When the plan was implemented, plan provisions were determined based on market prevalence along with the intent of providing reasonable income and benefits following a termination. In general, benefits are consistent with severance multiples and benefit continuation periods in the market. The benefit periods correspond to an anticipated period of time for the executive to obtain other employment.

The Committee reviewed and approved the Company’s change in control (“CIC”) severance program which was effective March 1, 2004. Prior to this date, all officers were covered by the Company’s change-in-control plans; however, it was determined the Company should limit the number of participants to those executives who have substantial influence to maximize shareholder value during a potential takeover and are in positions at risk of termination following the transaction.

When the plan was implemented, plan provisions were determined based on prevalent market data. A competitive level of CIC benefits was established by performing a study of similarly sized general industry and aerospace companies, focusing on the following elements of CIC severance programs: participation, window period, triggering event for severance, definition of pay used for calculating severance, pro-rata bonus definition, health and welfare benefit continuation period, provisions for acceleration of equity vesting, additional age and service pension credits, provisions on reimbursement of excise tax, and the definition of a CIC event for the triggering event. Based on the assessment of the above data, a market competitive level of CIC benefits was established.

The program provides compensation and benefits for a reasonable period if these executives are terminated as a result of a change in control. The plan also serves to retain key executives during uncertain times surrounding an acquisition. It allows executives to remain focused on managing the Company in the best interests of its shareholders and helps mitigate the executive’s concern of post-acquisition termination. The goal of this program is to properly align executive and shareholder interests and motivate appropriate behavior during a potential change in control.

In 2008 the Committee made a series of changes to comply with regulatory requirements and market prevalence. In connection with the Company’s review of its executive compensation and benefit programs for compliance with the provisions of Section 409A of the Code, the Company made amendments to its change-in-control severance plans during 2008. These amendments were limited to amendments that either (i) were intended to bring the change-in-control severance plans into compliance with the technical requirements of Sections 409A and 162(m) of the Code, or (ii) had the effect of either eliminating or reducing the executives’ existing rights under the plans. At the Committee’s May 2008 meeting, the CIC severance program was thoroughly reviewed to ascertain proper levels of participation and benefits. At that time, the Committee approved the following updates to the CIC severance program:

•

Removal of the “13th month clause”. This clause allowed the participating employee to receive benefits if, during the 13th month following a change-in-control, that employee elected to leave the Company for any reason.

•	Elimination of a lump sum value for perquisites

•	Change in the definition of bonus for purposes of computing the severance benefit from the highest of the previous 3 fiscal years to target bonus.

The aforementioned changes to the CIC severance program approved by the Committee were made in consultation with its independent compensation consultant. As it has done in prior years, the Committee intends to conduct an annual review of the change-in-control severance plans within the next year to determine appropriateness to market conditions and prevalence.

Additional information on the benefits provided under the severance and change-in-control plans is provided in the Severance/Change-in-Control section of the tables.

Executive Compensation Recovery

Ethical behavior and integrity remain an important priority for the Northrop Grumman leadership. In support of this, the Committee approved an executive compensation recovery policy (also known as a “clawback” policy) at its December 2008 meeting. The policy will become effective in the first quarter of 2009 and will apply to the Company’s NEOs and all other employees at the level of Vice President or higher. Under this policy, the Company may recover annual and long-term incentive compensation when incentive payments have been based on financial results that were later restated.

CEO Employment Agreement

In an effort to bring consistency between the CEO’s employment relationship with the Company and those of all other employees, Dr. Sugar voluntarily terminated his employment agreement with the Company as of December 31, 2008. Effective January 1, 2009, Dr. Sugar became an at will employee similar to all other employees of the Company. As part of this change in employment status, it was not necessary to amend provisions of any of the Company’s compensation and benefits plans in which Dr. Sugar now participates. However, Dr. Sugar does not currently meet retirement eligibility under the long term incentive plan and consideration in meeting the retirement criteria was included in his employment agreement. Therefore, the Committee approved retirement treatment (1 additional cycle of vesting for each stock option grant and pro-rated RPSRs) for Dr. Sugar until he attains the required age and service provision. Dr. Sugar will reach this milestone on June 21, 2010.

Significant Compensation Activity in 2009

•

At its meeting in February 2009 the Committee approved a request submitted by the CEO prior to its annual review of his compensation package that he not receive an increase to his base salary. The independent directors of the full Board ratified the Committee’s decision. As part of the Company’s annual executive compensation review cycle in February 2009, the CEO also recommended that the NEOs not receive an increase to their base salaries due to external economic conditions. The Committee agreed with this recommendation.

•

Updated annual incentive formula for 2009*. This change will help to better differentiate individual performance around the company score and prevent a scenario where an individual could receive a low performance rating and still receive a bonus at or above target due to strong company performance. Within the formula, the structure of the individual Performance Factor (IPF) for NEOs (excl the CEO) has been adjusted from 0-200% to 0-125%.

Annual incentive formula for 2009*: Base Salary x Target % = Target Bonus Target Bonus x Company Performance Factor [CPF] x

Individual Performance Factor [IPF]

Final Bonus Award*

*	Updated formula excludes the CEO whose annual incentive compensation will continue to be weighted 100% on company performance.

•

For the long-term incentive grant that occurred in February 2009, the Company modified the value mix of the grant provided to NEOs with 60% of the value delivered in stock options and 40% of the value delivered in RPSRs. This modification was implemented to put more emphasis on increasing shareholder value.

•

Effective January 1, 2009, change-in-control (“CIC”) benefits were amended to limit payouts to those situations where there is a CIC and, subsequent to the transaction, the employee terminates for good reason or without cause, or experiences a substantial change in job duties. CIC payments no longer include compensation for perquisites and the definition of bonus for purposes of computing the severance benefit was changed from the highest of the previous 3 fiscal years to target bonus. Also eliminated was a provision that allowed participants, in the 13th month following a CIC, to elect to terminate employment for any reason (other than death) and receive full benefits.

•

During its December 2008 meeting the Committee approved an executive compensation recovery (“clawback”) policy to become effective in the first quarter of 2009. This policy will apply to the Company’s NEOs and all other employees at the level of Vice President or higher.

•	At its meetings in the first quarter of 2009, the Committee approved an adjustment to internal practices pertaining to tax gross-up payments

–	Elimination of tax gross-up benefits for personal use of company aircraft by senior executives effective February 17, 2009.

–	Elimination of tax gross-up benefits related to change-in-control severance payments effective January 1, 2010.

Summary Compensation Table

2008 Summary Compensation Table

Name & Principal Position	Year	Salary (1) ($)	Bonus (2) ($)	Stock Awards (3) ($)	Option Awards (3) ($)	Non-Equity Incentive Plan Compensation (4) ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings (5) ($)	All Other Compensation (6) ($)	Total ($)
Ronald D. Sugar	2008	1,525,000	0	5,553,540	4,275,723	2,775,500	2,400,327	498,687	17,028,777
Chairman and Chief Executive Officer	2007	1,510,577	0	8,624,672	3,621,268	3,090,000	3,035,303	700,984	20,582,804
	2006	1,433,654	0	8,479,925	3,731,789	3,132,000	4,461,509	416,857	21,655,734

Wesley G. Bush	2008	938,462	0	2,920,572	1,349,506	1,197,000	1,270,015	180,390	7,855,945
President and Chief Operating Officer	2007	877,501	0	3,398,306	774,523	1,500,000	888,848	195,326	7,634,504
	2006	726,443	300,000	2,617,262	770,650	1,300,000	881,164	152,546	6,748,065

James F. Palmer (7)(8)	2008	787,501	233,333	1,968,749	529,318	816,000	89,055	203,450	4,627,405
Corporate Vice President and Chief Financial Officer	2007	579,519	747,834	1,179,673	132,960	365,500	2,119,388	421,244	5,546,118

James F. Pitts (8)	2008	592,309	0	1,096,656	1,068,854	630,000	1,656,520	69,528	5,113,866
Corporate Vice President and President, Electronic Systems

W. Burks Terry (8)	2008	653,270	0	1,040,613	958,165	688,050	299,083	90,925	3,730,105
Corporate Vice President and General Counsel	2006	570,192	0	1,140,896	772,287	760,000	939,469	78,406	4,261,250

James R. O’Neill (8)	2008	286,462	0	296,895	742,845	180,277	152,109	2,478,925	4,137,512
Corporate Vice President and President, Information Technology	2007	552,308	0	1,816,893	516,546	600,000	274,297	140,278	3,900,322
	2006	516,154	0	1,521,533	567,881	680,000	241,310	218,521	3,745,399

Footnotes:

(1)	The amounts in this column include amounts deferred under the 401(k) and nonqualified deferred compensation plans.

(2)	Pursuant to his March 12, 2007 offer letter, in 2008 Mr. Palmer received the second of three installments ($233,333) of a signing bonus; in 2007, Mr. Palmer received the first of three installments of a signing bonus ($233,334) and a guaranteed minimum bonus of $514,500. In 2006, Mr. Bush received the final retention bonus payment ($300,000) described in his Employment Continuation Agreement with TRW, Inc. This agreement expired on December 31, 2006.

(3)	The dollar value shown in these columns is equal to the compensation cost recognized by the Company for each year reported for financial statement purposes in accordance with SFAS 123R for all outstanding stock awards and option awards held by the named executive officer, including awards granted during prior year, except no assumptions for forfeitures related to service-based vesting conditions were included. For assumptions used in calculating these numbers, see the discussion in Footnote 18 of the Company’s 2008 Form 10-K for the fiscal years ended December 31, 2008, December 31, 2007 and December 31, 2006, adjusted to exclude estimated forfeitures.

(4)	The amounts in this column include amounts deferred under the 401(k) and nonqualified deferred compensation plans. These amounts were paid under the Company’s annual bonus plan during 2009, 2008 and 2007 based on performance achieved during the prior year, as described in the Compensation Discussion and Analysis. Mr. Palmer’s 2007 amount is reduced to recognize the guaranteed minimum amount payable for 2007, reported as a “bonus” in 2007.

(5)	There were no above-market earnings in the nonqualified deferred compensation plans (see the description of these plans under the Nonqualified Deferred Compensation table). The amounts in this column relate solely to the increased present value of the executive’s pension plan benefits (see the description of these plans under the Pension Benefits table).

(6)	The 2008 amount listed in this column for Dr. Sugar includes medical, dental, life and disability premiums ($34,926), company contributions to Northrop Grumman defined contribution plans ($121,627), financial planning/income tax preparation for invoices received in 2008 covering both 2007 and 2008 ($39,500), personal liability insurance, security costs at his residence ($6,234), personal and dependent travel including company aircraft pursuant to the Board of Directors’ requirement for executive security reasons, rapid availability and continued communication connectivity during travel time ($227,286), tax gross up on personal use of company aircraft and other expenses ($16,314) and legal fees related to review of employment agreement based on Dr. Sugar’s voluntary termination of his agreement ($52,800).

The 2008 amount listed in this column for Mr. Bush includes medical, dental, life and disability premiums ($39,546), company contributions to Northrop Grumman defined contribution plans ($91,539), personal liability insurance, security costs at his personal residence, personal and dependent travel including company aircraft ($15,473), financial planning/income tax preparation ($20,050), and tax gross up on personal use of company aircraft and other expenses ($13,782).

The 2008 amount listed in this column for Mr. Palmer includes medical, dental, life and disability premiums ($30,933), company contributions to Northrop Grumman defined contribution plans ($49,227), financial planning/income tax preparation, personal liability insurance, personal and dependent use of company aircraft and legal fees related to review of employment agreement ($41,437), relocation and housing expenses ($42,474), and tax gross up on relocation, housing, personal use of company aircraft and other expenses ($39,379).

The 2008 amount listed in this column for Mr. Pitts includes medical, dental, life and disability premiums ($39,972), company contributions to Northrop Grumman defined contribution plans ($8,050), financial planning/income tax preparation, personal liability insurance, security costs at his personal residence, and personal travel including company aircraft ($16,019), and tax gross up on personal use of company aircraft, ($5,487).

The 2008 amount listed in this column for Mr. Terry includes medical, dental, life and disability premiums ($34,613), company contributions to Northrop Grumman defined contribution plans ($55,777) and personal liability insurance ($535).

The 2008 amounts listed in this column for Mr. O’Neill include medical, dental, life and disability premiums ($12,994), company contributions to Northrop Grumman defined contribution plans ($32,013), financial planning/income tax preparation, personal liability insurance, rent/expenses for apartment ($27,251), and severance payment ($2,406,667).

Method for Calculating Perquisite Value

The following method was used to calculate the value of personal use of Company aircraft described in the paragraphs above. The Company calculates the incremental cost of each element, which includes trip-related crew hotels and meals, in-flight food and beverages, landing and ground handling fees, hourly maintenance contract costs, hangar or aircraft parking costs, fuel costs based on the average annual cost of fuel per mile flown, and other smaller variable costs. Fixed costs that would be incurred in any event to operate Company aircraft (e.g., aircraft purchase costs, maintenance not related to personal trips, and flight crew salaries) are not included. The amount related to the loss of tax deduction to the Company on account of personal use of corporate aircraft under the Internal Revenue Code is not included.

(7)	Under the terms of his offer letter, Mr. Palmer is entitled to a minimum annual salary of $735,000. He is also entitled to equity grants and other perquisites no less favorable than those provided to any other elected officer.

(8)	Mr. Palmer’s employment began on March 12, 2007; therefore, data for 2006 is not applicable. Mr. Pitts was not a named executive officer for the 2008 and 2007 proxy; therefore, data for 2007 and 2006 is not applicable. Mr. Terry was not a named executive officer for 2007; therefore, data for this year is not applicable. Mr. O’Neill’s employment terminated May 1, 2008. Under the terms of his severance agreement, Mr. O’Neill vested in the next installment of his option awards for 2004, 2006 and 2007. Additionally, he received prorata retirement treatment for the 2006 and 2007 RPSR grants. His remaining unvested equity compensation awards were forfeited.

2008 Grants of Plan-Based Awards

	2008 Grants of Plan-Based Awards
Name & Principal Position	Grant Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (3) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Ronald D. Sugar	Incentive Plan		0	2,135,000	4,270,000
Chairman and Chief Executive Officer	RPSR	2/27/08				0	81,329	162,658				8,544,913
	Options	2/27/08								372,106	80.82	5,914,291

Wesley G. Bush	Incentive Plan		0	855,000	1,710,000
President and Chief Operating Officer	RPSR	2/27/08				0	36,600	73,200				3,845,416
	Options	2/27/08								167,450	80.82	2,661,467

James F. Palmer	Incentive Plan		0	600,000	1,200,000
Corporate Vice President and Chief Financial Officer	RPSR	2/27/08				0	17,900	35,800				1,880,681
	Options	2/27/08								81,850	80.82	1,300,932

James F. Pitts	Incentive Plan		0	450,000	900,000
Corporate Vice President and President, Electronic Systems	RPSR	2/27/08				0	14,650	29,300				1,539,217
	Options	2/27/08								67,000	80.82	1,064,905

W. Burks Terry	Incentive Plan		0	495,000	990,000
Corporate Vice President and General Counsel	RPSR	2/27/08				0	13,000	26,000				1,365,858
	Options	2/27/08								59,550	80.82	946,494

James R. O’Neill (5)	Incentive Plan		0	145,385	290,769
Corporate Vice President and President, Information Technology

Footnotes:

(1)	Amounts in these columns show the range of payouts that was possible under the Company’s annual bonus plan based on performance during 2008, as described in the Compensation Discussion and Analysis. The actual bonus amounts that were paid in 2009 based on 2008 performance are shown in the Summary Compensation Table above in the column titled “Non-Equity Incentive Plan Compensation.”

(2)	These amounts relate to Restricted Performance Stock Rights (RPSRs) granted in 2008 under the 2001 Long Term Incentive Stock Plan. Each RPSR represents the right to receive a share of the Company’s common stock upon vesting of the RPSR. The RPSRs may be earned based on the Company’s Operating Margin (OM) and Return on Net Assets (RONA) performance over a three-year performance period commencing January 1, 2008 and ending December 31, 2010. The payout will occur in early 2011 and may range from 0% to 200% of the rights awarded. Dividend equivalents for earned RPSRs were eliminated for the 2008 grant. Earned RPSRs may be paid in shares, cash or a combination of shares and cash. An executive must remain employed through the performance period to earn an award, although pro-rata vesting results if employment terminates earlier due to retirement, death or disability. See the Severance/Change in Control section for treatment of RPSRs in these situations and upon a change in control.

(3)	These amounts relate to non-qualified stock options granted in 2008 under the 2001 Long Term Incentive Stock Plan. The exercise price for the options equals the closing price of the Company’s common stock on the date of grant. The options vest in one-third installments on the first three anniversaries of the grant date and become fully vested after three years. The options may also vest upon a change in control under certain circumstances, and a portion of the options may vest upon termination due to retirement, death or disability (see more on these issues in the Severance/Change in Control section). The options expire seven years from the date of the grant. No dividends or dividend equivalents are payable with respect to the options.

(4)	For assumptions used in calculating these numbers in accordance with SFAS 123R, see the discussion in Footnote 18 of the Company’s Form 2008 10-K for the fiscal year ended December 31, 2008, adjusted to exclude forfeitures. Restricted Performance Stock Rights (RPSRs) are valued based on number of shares at performance target (see Footnote No. 2).

(5)	Due to his scheduled retirement date which occurred prior to the six-month minimum qualification period for prorated vesting, Mr. O’Neill did not receive a long-term incentive award in 2008.

Outstanding Equity Awards at 2008 Fiscal Year End

Outstanding Equity Awards at 2008 Fiscal Year-End

Name & Principal Position	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (2) (#)	Market Value of Shares or Units of Stock that Have Not Vested (3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (4) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested (5) ($)
Ronald D. Sugar	0	372,106	0	80.82	2/27/15	0	0	81,329	3,663,058
Chairman and Chief Executive Officer	63,500	190,500	0	71.85	2/28/17	0	0	83,600	4,020,324
	112,500	112,500	0	65.10	2/15/16	0	0	112,500	5,540,625
	250,000	0	0	52.49	6/14/14	0	0	0	0
	200,000	0	0	47.11	8/20/13	0	0	0	0
	100,000	0	0	46.65	2/19/13	0	0	0	0
	110,000	0	0	57.40	8/20/12	0	0	0	0
	60,000	0	0	48.50	9/19/11	0	0	0	0
	40,000	0	0	39.28	8/15/11	0	0	0	0

Wesley G. Bush	0	167,450	0	80.82	2/27/15	40,000	1,801,600	36,600	1,648,464
President and Chief Operating Officer	16,000	48,000	0	71.85	2/28/17	0	0	32,000	1,538,880
	27,000	27,000	0	65.10	2/15/16	0	0	27,000	1,329,750
	45,000	0	0	52.49	6/14/14	0	0	0	0
	40,000	0	0	47.11	8/20/13	0	0	0	0
	50,000	0	0	47.18	12/18/12	0	0	0	0

James F. Palmer	0	81,850	0	80.82	2/27/15	30,000	1,351,200	17,900	806,216
Corporate Vice President and Chief Financial Officer	10,000	30,000	0	73.82	3/12/17	0	0	20,000	961,800

James F. Pitts	0	67,000	0	80.82	2/27/15	0	0	14,650	659,836
Corporate Vice President and President, Electronic Systems	9,000	27,000	0	71.85	2/28/17	0	0	18,000	865,620
	20,000	20,000	0	65.10	2/15/16	0	0	20,000	985,000
	9,000	3,000	0	54.35	10/1/15	0	0	0	0
	18,000	0	0	52.49	6/14/14	0	0	0	0
	15,000	0	0	57.40	8/20/12	0	0	0	0

W. Burks Terry	0	59,550	0	80.82	2/27/15	0	0	13,000	585,520
Corporate Vice President and General Counsel	9,000	27,000	0	71.85	2/28/17	0	0	18,000	865,620
	18,000	18,000	0	65.10	2/15/16	0	0	18,000	886,500
	30,000	0	0	52.49	6/14/14	0	0	0	0
	30,000	0	0	47.11	8/20/13	0	0	0	0
	30,000	0	0	57.40	8/20/12	0	0	0	0
	30,000	0	0	39.28	8/15/11	0	0	0	0
	10,000	0	0	37.03	8/16/10	0	0	0	0

James R. O’Neill	18,000	0	0	71.85	4/30/13	0	0	8,000	384,720
Corporate Vice President and President, Information Technology	30,000	0	0	65.10	4/30/13	0	0	15,555	766,084
	27,000	0	0	52.49	4/30/13	0	0	0	0
	9,000	0	0	47.11	4/30/13	0	0	0	0
	4,500	0	0	57.40	8/20/12	0	0	0	0
	4,500	0	0	54.38	3/18/12	0	0	0	0

Footnotes:

(1)	Options awarded in 2008 vest at a rate of 33 1/3% per year on the grant’s anniversary date over the first three years of the seven-year option term. Options granted prior to 2008 vest at a rate of 25% per year on the grant’s anniversary date over the first four years of the ten-year option term.

(2)

Outstanding Restricted Stock Rights (RSRs) vest as follows: 40,000 outstanding for Mr. Bush vest on May 16, 2010; and 10,000 outstanding for Mr. Palmer will vest on each March 12 for the next three years.

(3)	Based on closing price of Company’s stock on December 31, 2008 of $45.04.

(4)	These are target numbers for Restricted Performance Stock Rights (RPSRs). The first RPSR for each NEO vests based on performance for the three-year cycle ending on December 31, 2010, the second based on performance for the three-year cycle ending on December 31, 2009, and the third based on performance for three-year cycle ending on December 31, 2008. Mr. Palmer was employed in 2007; therefore, he did not receive a 2006 award. Mr. O’Neill retired prior to the minimum qualification period for prorated vesting of the 2008 grant; therefore, he did not receive an award.

(5)	Based on closing price of Company’s stock on December 31, 2008 of $45.04 for target RPSRs plus unvested dividend equivalents on target RPSRs at such time (except that there are no dividend equivalents included for the performance period ending December 31, 2010). The Company pays dividend equivalents on RPSRs that ultimately vest based on actual dividends declared while the award is outstanding. The following per-share dividend equivalent amounts are based on dividends declared from the grant of an RPSR until the end of 2008:

•	For RPSRs with performance cycle ending December 31, 2009, $3.05.
•	For RPSRs with performance cycle ending December 31, 2008, $4.21.

2008 Option Exercises and Stock Vested

2008 Option Exercises and Stock Vested

Name & Principal Position	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (1) (#)	Value Realized on Vesting ($)
Ronald D. Sugar	0	0	149,000	12,069,000
Chairman and Chief Executive Officer

Wesley G. Bush	37,500	599,362	65,760	5,314,560
President and Chief Financial Officer

James F. Palmer	0	0	10,000	793,500
Corporate Vice President and Chief Financial Officer

James F. Pitts	16,000	539,227	20,562	1,665,522
Corporate Vice President and President, Electronic Systems

W. Burks Terry	42,096	1,339,244	17,880	1,448,280
Corporate Vice President and General Counsel

James R. O’Neill	0	0	35,760	2,896,560
Corporate Vice President and President, Information Technology

Footnotes:

(1)	All shares in this column are Restricted Performance Stock Rights (RPSRs) except for Mr. Bush, who vested in 35,760 RPSRs and 30,000 restricted stock rights (RSRs), and Mr. Palmer who vested in 10,000 RSRs.

2008 Pension Benefits

2008 Pension Benefits

Name & Principal Position	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit (1) ($)		Payments During Last Fiscal Year ($)
Ronald D. Sugar	SRI	N/A	(2)	2,307,125		0
Chairman and Chief Executive Officer	CPC SERP	7.00		5,829,815		0
	ERISA 2	7.00		6,188,303		0
	Northrop Grumman Pension Plan	7.00		281,214		0
	Litton SERP (see notes below regarding frozen plans)	0.75		1,463,268		0
	Litton Restoration Plan (see notes below regarding frozen plans)	0.75		491,013		0
	Northrop Grumman Retirement Plan “B” (see notes below regarding frozen plans)	1.58		33,007		0
	Northrop Grumman SRIP (see notes below regarding frozen plans)	19.42		14,425,294		0
	Northrop Grumman S&MS Salaried Pension Plan (see notes below regarding frozen plans)	19.42		679,125		0

Wesley G. Bush	CPC SERP	6.00	(3)	1,421,663		0
President and Chief Operating Officer	ERISA 2	6.00		1,756,179		0
	Northrop Grumman Pension Plan	6.00		196,267		0
	Northrop Grumman SRIP (see notes below regarding frozen plans)	15.67		2,084,769		0
	Northrop Grumman S&MS Salaried Pension Plan (see notes below regarding frozen plans)	15.67		255,083		0

James F. Palmer	CPC SERP	1.83		249,688		0
Corporate Vice President and Chief Financial Officer	ERISA 2	1.83		207,042		0
	Supplemental Retirement Replacement Plan	N/A		1,524,663		103,584
	Northrop Grumman Pension Plan	1.83		45,778		0

James F. Pitts	CPC SERP	3.25	(3)	5,247,199	(4)	0
Corporate Vice President and President, Electronic Systems	ERISA 2	5.50		830,751		0
	ES Executive Pension Plan	35.54		3,650,047		0
	Northrop Grumman Pension Plan	35.54		838,428		0

W. Burks Terry	CPC SERP	8.42		1,413,663		0
Corporate Vice President and General Counsel	ERISA 2	33.00		6,341,917		0
	ERISA 1	33.00		466,707		0
	Northrop Grumman Pension Plan	33.00		1,659,918		0

James R. O’Neill	CPC SERP	4.00		370,626		0
Corporate Vice President and President, Information Technology	ERISA 2	6.17		519,346		0
	Northrop Grumman Pension Plan	6.17		131,355		0

Footnotes:

(1)	While benefits may be spread over many or a few plans, it is Company policy that an executive’s total benefit under these plans is generally limited to 60% of his final average pay. The pension values included in this table are the current, or present, value of the benefits expected to be paid in the future. They do not represent actual lump sum values that may be paid from a plan. The amount of future payments is based on the current accrued pension benefit as of December 31, 2008. Pursuant to the SEC disclosure rules, the actuarial assumptions used to calculate amounts for this table are the same as those used for Northrop Grumman’s financial statements. All pension values are determined assuming the NEO works until the specified retirement age, which is the earliest unreduced retirement age (as defined in each plan.).

(2)	Benefits under this plan are determined based on age; therefore, years of service are not applicable.

(3)	Service listed above in the CPC SERP represents employment while in a CPC position. The pension benefits for Mr. Bush and Mr. Pitts under the CPC SERP are based on an alternate formula (as described in more detail in the CPC SERP section below) which includes total Company service.

(4)	The value of accumulated benefits for Mr. Pitts, in accordance with the SEC guidance, includes an overlap of benefits in the CPC SERP and the ES Executive Pension Plan (EPP) which has the effect of overvaluing his benefits. Based on the CPC SERP rules, the assumed retirement age for Mr. Pitts is his current age at December 31, 2008. At this age, his EPP benefit is zero, thereby increasing the CPC SERP benefit (see description of each of these plans below for further details). The assumed retirement age for the remaining plans is age 60. Under this assumption, the EPP and the CPC SERP are both payable. In reality, Mr. Pitts will retire under only one retirement age. If he were to retire on December 31, 2008, his total annual annuity is $568,449, the present value of which is $6,912,110. This represents a more accurate value of his total benefit rather than the total amount of $10,566,425 shown above.

GENERAL EXPLANATION OF THE TABLE

The Company is part of an industry that has a long tradition of offering pension benefits to employees. Through acquisitions, the Company has acquired numerous pension plans applying to different groups of employees. And through changes in employment, individual employees may be covered by several different pension plans. However, an executive’s total benefit under these plans is generally limited to 60% of his final average pay. Legally the accrued pension benefit cannot be reduced or taken away, so all of these historical pension plans have been maintained. This background is helpful to keep in mind when reviewing the following description of the plans.

Pension plans provide income during retirement as well as benefits in special circumstances including death and disability. In general, the plans are structured to reward and retain employees of long service and recognize higher achievement levels as evidenced by increases in annual pay. The term “qualified plan” generally means a plan that qualifies for favorable tax treatment under Internal Revenue Code Section 401. Savings (401(k)) plans and traditional pension plans are examples of qualified plans. Qualified plans apply to a broad base of employees. The term “nonqualified plan” generally means a plan that is limited to a specified group of management personnel. The non-qualified plans supplement the qualified plans and (1) provide benefits that would be provided under the Company’s qualified plans but for limitations imposed by the Internal Revenue Code, (2) provide larger accruals for time served on the Corporate Policy Council (CPC) in recognition of the higher levels of responsibility for such service, and (3) provide a minimum level of pension benefits to senior executives with a short period of service.

The amounts in the table are based on the specific provisions of each plan. There are two basic types of pension benefits reflected in the table: non-cash balance type benefits and cash balance type benefits. The various benefits are described in more detail below. For purposes of the amounts in the table: non-cash balance type benefits are determined based on the annual pension earned as of December 31, 2008, and include any supplemental payments. Cash balance type benefits are based on the account balance as of December 31, 2008, plus a future investment credit, converted to an annuity using the applicable conversion factors.

Mr. Bush, Mr. Palmer, Mr. Terry and Mr. O’Neill participate in the Northrop Grumman Pension Plan (“NGPP”), the Northrop Grumman ERISA Supplemental Plan (“ERISA 1”), and the Northrop Grumman Supplemental Plan 2 (“ERISA 2”). Dr. Sugar participates in the NGPP and ERISA 2. Mr. Pitts participates in the NGPP, ERISA 2 and the Northrop Grumman Electronic Systems Executive Pension Plan (“ES EPP”). Each NEO also participates in the CPC SERP. In addition to these plans, Dr. Sugar participates in the SRI. Dr. Sugar and Mr. Bush also have certain benefits from historical qualified and nonqualified plans in which they previously participated. Mr. Palmer has certain benefits that make him whole for benefits forfeited as a result of his employment with the Company.

The change in pension values shown in the Summary Compensation Table includes the effect of:

•	an additional year of service from December 31, 2007 to December 31, 2008;

•	changes in eligible pension pay;

•	changes in applicable pay cap limits;

•	changes in the cash balance benefit formula; and

•	changes in actuarial assumptions.

DESCRIPTION OF QUALIFIED PLANS USED FOR TABLE CALCULATIONS

Northrop Grumman Pension Plan (NGPP)

This plan is part of the Northrop Grumman Pension Program (“Program”). The general benefit structure of plans within the Program is similar except for the historical benefit formulas, the transition benefit formulas and the timing of the transition period, all of which are described below.

The Program is a group of defined benefit pension plans qualified under Internal Revenue Code Section 401. The Program provides up to three component pieces of benefits depending on when a participant is hired and terminates. The following chart illustrates the component pieces of the Program benefit (described in more detail after the chart):

Part A Benefit under the historical plan formula before the transition period	+

Part B

(5-Year Transition Benefit)

Benefit based on a formula similar to the one under the historical plan formula during the transition period

or

(if greater)

Part C

(5-Year Transition Benefit)

Benefit under the cash balance formula during the transition period

		+	Part D Benefit under the cash balance formula after the transition period	=	Pension Benefit

The components are the historical benefit (the Part A benefit), the transition benefit (the greater of the Part B benefit or the Part C benefit) and the cash balance benefit (the Part D benefit). Certain groups such as the Northrop Grumman Retirement Value Plan (“RVP”) participants are not eligible for the transition benefit and only receive up to two benefit pieces: the historical benefit (Part A benefit) and the cash balance benefit (Part D benefit). Eligible employees who joined the Program after the transition date associated with their pension plan accrue only the cash balance benefit (Part D) from their date of participation.

The qualified benefit for each NEO except Mr. Palmer and Mr. O’Neill is the sum of these three benefits (Part A + Part B or C + Part D). Mr. O’Neill is an RVP participant, so he receives the sum of two benefits (Part A benefit + Part D benefit). Mr. Palmer joined the Program after the transition period began, so he receives only a Part D benefit.

The transition period for the NGPP is July 1, 2003 through June 30, 2008. During the transition period, each eligible participant earns the greater of (i) the benefit calculated under a formula similar to his or her historical plan (Part B) or (ii) the cash balance formula benefit (Part C).

The Program’s cash balance formula (Parts C and D benefits) uses a participant’s points (age plus years of service) to determine a pay-based credit amount (a percentage of eligible pay) on a monthly basis. Interest is credited monthly on the amount in the participant’s hypothetical individual account. At normal retirement age, a participant’s balance in the hypothetical account is converted into an annuity payable for life, using factors specified in the Program. There are various forms of annuities from which the participant can choose, including a single life annuity or a joint-and-survivor annuity.

Specific Elements of the Program

The following paragraphs describe specific elements of the Program in more detail.

•	Formulas Under Historical Plans:

•

Northrop Grumman Retirement Plan (NGRP). The NGRP is a sub-plan of the NGPP. It provides a benefit equal to years of benefit service multiplied by final average pay (as limited by Code section 401(a)(17)) multiplied by 1.6667%. Final average pay is the average of the highest-paid three completed plan years during the greater of (i) the last ten consecutive years of participation, or (ii) all consecutive years of participation since January 1, 1997.

•

Northrop Grumman Electronic Systems Pension Plan (NG ESPP). The NG ESPP is a sub-plan of the NGPP and provides a benefit equal to 2% multiplied by the sum of all years of pensionable compensation (as limited by Code section 401(a)(17)) from January 1, 1995 plus a frozen benefit accrued under the prior Westinghouse Pension Plan, if any. The NG ESPP was a contributory plan until April 1, 2000.

•

Northrop Grumman Retirement Value Plan (RVP). The RVP is a sub-plan of the NGPP. It provides a benefit equal to the participant’s accrual under a cash balance formula using a hypothetical account value that grows with credits based on age, total service, compensation, and interest.

•

Cash Balance Formula. Table 1 shows the pre-July 1, 2008 percentage of pay credit specified at each point level for Dr. Sugar, Mr. Bush, Mr. Terry and Mr. Pitts. Interest is credited monthly based on the 30-year Treasury bond rate. Because they are covered by a different cash balance formula, the percentage of pay credit for Mr. Palmer, and Mr. O’Neill is 1.5% less than the Table 1 amount at all point levels for both all eligible pay and for eligible pay in excess of the Social Security Wage Base (SSWB).

•	Effective July 1, 2008, the cash balance formula for all NEOs is based on Table 2.

Table 1 (Heritage)

	Credit Amount
Points (attained age and total service)	All Eligible Pay	Eligible Pay in Excess of Social Security Wage Base
Under 25	6.0%	6.0%
25 to 34	6.5%	6.0%
35 to 44	7.0%	6.0%
45 to 54	7.5%	6.0%
55 to 64	8.0%	6.0%
65 to 74	8.5%	6.0%
75 to 84	9.0%	6.0%
Over 84	9.5%	6.0%

Table 2 (New Formula)

	Credit Amount
Points (attained age and total service)	All Eligible Pay	Eligible Pay in Excess of Social Security Wage Base
Under 25	3.5%	4.0%
25 to 34	4.0%	4.0%
35 to 44	4.5%	4.0%
45 to 54	5.0%	4.0%
55 to 64	5.5%	4.0%
65 to 74	6.5%	4.0%
75 to 84	7.5%	4.0%
Over 84	9.0%	4.0%

•

Vesting. As of December 31, 2008, each NEO except Mr. Palmer has a nonforfeitable right to receive retirement benefits, which is payable upon early (if eligible) or normal retirement, as elected by the NEO.

•

Form of Benefit. The standard form of benefit is an annuity payable for the life of the participant. At normal retirement the annuity for the cash balance formula is equal to the accumulated account balance divided by 9. The annuity for the historical RVP cash balance formula is equal to the accumulated account balance divided by a lump sum conversion factor designated under IRS section 417(e). Other annuity options may be elected; however, each of them is actuarially equivalent in value to the standard form. A few historical benefits (Part A) also allow a lump-sum form of distribution to be elected.

•	Pay. Pay for purposes of the final average pay and the cash balance formulas is basically salary plus the annual cash bonus.

•

Normal Retirement. Normal retirement means the benefit is not reduced for early commencement. It is generally specified in each formula: age 65 for the historical NGRP, NG ESPP and RVP formulas and the later of age 65 and five years of vesting service for the cash balance formula.

•

Early Retirement. Early retirement eligibility for the historical NGRP and the cash balance formulas occurs when the participant attains both age 55 and completes 10 years of service. Early retirement for the NG ESPP can occur when the participant attains either age 58 and completes 30 years of service or attains age 60 and completes 10 years of service. Alternatively, an NG ESPP participant may elect to commence an actuarially reduced vested benefit at any time following termination. Early retirement eligibility for the historical RVP formula is attainment of 5 years of service. Early retirement benefits under both the historical and cash balance formulas may be reduced for commencement prior to normal retirement. This is to reflect the longer period of time over which the benefit will be paid. Because

Dr. Sugar, Mr. Bush, Mr. Terry and Mr. Pitts have completed 10 or more years of service, they are eligible for early retirement under the NGPP upon attainment of the early retirement age requirement. Mr. O’Neill is eligible for early commencement of his historical RVP (part A) benefit only. Early retirement benefits for each NEO cannot commence prior to termination of employment.

DESCRIPTION OF NONQUALIFIED PLANS WITH ACTIVE ACCRUALS

ERISA 1 and ERISA 2 (Collectively the “ERISA Plans”) Components Included in Present Values

ERISA 1 is a nonqualified plan. It provides benefits that would have been paid under the NGPP but for the Code section 415 limit on the annual benefit that may be paid under a qualified plan. ERISA 2 is a nonqualified plan which provides benefits that would have been paid under the NGPP but for the Code section 401(a)(17) limit on the amount of compensation that may be taken into account under a qualified plan. ERISA 2 also provides benefits based on compensation deferred under a Company deferred compensation plan, because such deferrals are not included as compensation under the qualified plans. Benefits under the ERISA Plans are subject to a general limitation of 60% of final average pay (reduced for early retirement, if applicable, according to the rules of the CPC SERP) for all Company pension benefits. Optional forms of payment are generally the same as those from the qualified plan, plus a 13-month delayed lump sum option. Reductions for early retirement apply in the same manner as under the associated qualified plan.

Each NEO except Mr. Pitts began participation under the applicable ERISA plan when he began participation in the NGPP. Mr. Pitts’ participation in ERISA 2 began on July 1, 2003; the date ERISA 2 was amended to cover NG ESPP participants.

ES Executive Pension Plan

The ES EPP is a nonqualified plan, frozen to new entrants on July 1, 2003. It provides a gross supplemental pension equal to 1.47% of final average pay for each year or portion thereof that the participant was making maximum contributions to the NG ESPP or predecessor plan. Final average pay is the average of the highest five annualized base salaries at December of each year on or after 1995 plus the average of the highest five annual incentive payments since January 1, 1995. The final ES EPP benefit is further reduced by benefits from the NG ESPP and ERISA 2. Participants vest in their ES EPP benefits upon attaining age 58 and completion of 30 years of service, attaining age 60 and completion of 10 years of service or attaining age 65 and completion of 5 years of service. These milestones must be attained prior to termination from the Company. Currently, Mr. Pitts is not vested in his ES EPP benefit. Optional forms of payment are the same as those from the NG ESPP.

CPC SERP

Each NEO is eligible to participate in the CPC SERP which provides a pension equal to the greater of an amount accrued under the CPC SERP formula or the benefit calculated using the Officers Supplemental Executive Retirement Program (“OSERP”) provisions. The CPC SERP formula is 3.3334% of final average pay (as defined under the NGRP including deferred compensation and without the 401(a)(17) limit) for each year or portion thereof that the participant has served on the Corporate Policy Council, less any other Company pension benefits accrued for the same service.

CPC SERP participants will also have their benefits calculated under the OSERP formula and if it results in a greater amount, the benefit under the OSERP formula will be provided. The OSERP provides a total pension benefit equal to a percentage of final average pay (as defined under the NGRP including deferred compensation and without the 401(a)(17) limit) where the percentage is determined by the following formula: 2% for each year of service up to 10 years, 1.5% for each subsequent year up to 20 years, and 1% for each additional year over 20 and less than 45, less any other Company pension benefits. In the OSERP formula, all years of service with the Company are used to determine the final percentage.

The pension benefits for Mr. Bush and Mr. Pitts under the CPC SERP are based on the OSERP formula because it provides the larger of the two benefits.

The CPC SERP benefit when combined with all Company pension benefits cannot exceed the general limit of 60% of final average pay (reduced for early retirement, if applicable, according to the rules of the CPC SERP). Optional forms of payment are generally the same as those from the qualified plan, plus a 13-month delayed lump sum option.

Normal Retirement: Age 65.

Early Retirement: The later of the first day of the month following termination or the commencement of the participant’s qualified plan benefit. Benefits are reduced by the smaller of 2.5% for each year between retirement age and age 65, or 2.5% for each point less than 85 at retirement. Points are equal to the sum of age and years of service.

SRI Benefits Included in Present Values

Dr. Sugar currently participates in the SRI. The gross amount of the supplemental benefit under the SRI is calculated as the greater of (1) the participant’s benefits under the NGPP and the ERISA 2 Plan or (2) a fixed percentage of the participant’s final average pay (as defined under the NGRP including deferred compensation and without the 401(a)(17) limit) equal to 30% at age 55, increasing 4% for each year up to and including age 60, and increasing 2% for each year beyond age 60 to 65. However, in no event will the gross SRI benefit exceed 60% of the participant’s final average pay. The gross SRI benefit is reduced by the amount of other Company pension benefits. Optional forms of payment are generally the same as those from the qualified plan, plus a 13-month delayed lump sum option.

409A Restrictions on Timing and Optional Forms of Payment

Under IRC section 409A, employees who participate in company-sponsored nonqualified plans such as the ERISA plans, the CPC SERP, the ES EPP and the SRI are subject to special rules regarding the timing and forms of payment for benefits earned or vested after December 31, 2004 (“post-2004 benefits”). Payment of post-2004 benefits must begin on the first day of the month coincident with or following the later of attainment of age 55 and termination from the Company. The optional forms of payment for post-2004 benefits are limited to single life annuity or a selection of joint and survivor options.

DESCRIPTION OF FROZEN HISTORICAL PLAN BENEFITS

As noted above, certain NEOs also have benefits under one or more additional plans. Except where expressly provided otherwise, all values below are expressed in the form of an annual single life annuity and the NEO’s service and compensation used in calculating the benefits were frozen as of the specified date.

Due to prior employment, Dr. Sugar has frozen benefits in three former Litton plans: the Northrop Grumman Retirement Plan B (“Plan B”) (formerly Litton Retirement Plan B), the Litton Restoration Plan and the Litton SERP. Dr. Sugar accrued an annual benefit under Plan B of $2,861, taking into account service and compensation with Litton through December 31, 2001. He does not accrue benefits under this plan after December 31, 2001. As required by law, he will continue to earn vesting service for future service with the Company. When Dr. Sugar retires, he will meet the plan’s eligibility requirements for an unreduced benefit (age 60 with 80 points) and thus his Plan B benefit will be paid on an unreduced basis.

Under the Litton Restoration Plan and the Litton SERP, Dr. Sugar accrued benefits taking into account his service and compensation earned from June 21, 2000 through December 31, 2001. Dr. Sugar earns no additional benefits under these plans. A portion of these benefits were paid in 2001 as a result of the Litton change in control. Upon Dr. Sugar’s future retirement, he will receive an unreduced annual annuity of $42,560 from the Restoration Plan and $126,833 from the SERP.

Due to prior employment, Dr. Sugar and Mr. Bush each have frozen benefits in two former TRW plans: the Northrop Grumman Space and Mission Systems Salaried Pension Plan (“NG S&MS SPP”) and the Northrop Grumman Supplementary Retirement Income Plan (“SRIP”). Each of them is entitled to receive annual benefits at age 65 from these plans. Dr. Sugar’s benefit is equal to $58,166 under the NG S&MS SPP and $1,250,354 under the SRIP. Mr. Bush’s accrued benefit is $45,446 under the NG S&MS SPP and $379,070 under the SRIP. When Dr. Sugar retires, his benefit under these plans will be paid on an unreduced basis. Should Mr. Bush retire on or after 60, his benefits under these plans will be paid on an unreduced basis; otherwise the benefits are reduced 4% per year for each year benefits commence before age 60. Should Dr. Sugar or Mr. Bush retire before age 62, they will also receive a temporary annual supplemental benefit under the NG S&MS SPP. Dr. Sugar’s temporary benefit would equal $5,326 and Mr. Bush’s temporary benefit would equal $5,784. The temporary supplemental benefits are subject to the same early retirement reduction as the accrued benefit for retirement prior to age 60. Dr. Sugar’s and Mr. Bush’s benefit amounts under these plans will be updated each year to reflect their current final average earnings as defined by the NG S&MS SPP and the SRIP although no additional service accrual will apply.

Pursuant to his offer letter, Mr. Palmer is entitled to two different benefits under the Northrop Grumman Corporation Supplemental Retirement Replacement Plan. First, he is entitled to a monthly payment (currently $8,632) for life equal to the amount that would have been paid to him under his former employer’s supplemental retirement plan but for his employment with the Company. Payments will be forfeited if Mr. Palmer’s former employer resumes payments under its supplemental retirement plan. Second, Mr. Palmer is entitled to a payment upon termination of employment equal to the amount (if any) by which (1) below exceeds (2) below:

(1)	the lesser of $588,500 and the present value of the benefits Mr. Palmer forfeited under another former employer’s retirement plans

(2)	the present value of Mr. Palmer’s vested benefits under the Company’s qualified and nonqualified pension plans on his termination (excluding the $8,632 monthly benefit described above), subject to 409A regulations.

SPECIFIC ASSUMPTIONS USED TO ESTIMATE PRESENT VALUES

Assumed Retirement Age: For all plans, pension benefits are assumed to begin at the earliest retirement age that the participant can receive an unreduced benefit payable from the plan. Historical NGRP and associated ERISA Plan benefits (i.e., Part A and B benefits) and CPC SERP, benefits are first unreduced once the NEO accumulates 85 points or reaches age 65. Cash balance and associated ERISA Plan benefits are first unreduced for Mr. Palmer and Mr. O’Neill at age 65. For the NG ESPP, vested benefits are first unreduced for the NEO at the earlier of age 60 and completion of 30 years of service or age 65. Plan B benefits are unreduced upon the earlier of age 62 or age 60 with 80 points, while Litton SERP and Restoration benefits are unreduced at any age. For the SRI, the assumed retirement age is the plan’s normal retirement date (age 65, the date at which the full 60% benefit is payable).

When portions of an NEO’s benefit under the “Part A + Part B or Part C + Part D” structure have different unreduced retirement ages, the later unreduced age is used for the entire benefit.

Discount Rate: The applicable discount rates are 6.25% as of December 31, 2007 (for all plans except for Plan B where a discount rate of 6.00% was used) and 6.25% as of December 31, 2008.

Mortality Table: As was used for financial reporting purposes, RP-2000 projected eight years without collar adjustment as of December 31, 2007 and RP-2000 projected nine years without collar adjustment as of December 31, 2008.

Present Values: Present values are calculated using the Assumed Retirement Age, Discount Rate, and Mortality Table described above; they assume the NEO remains employed until his earliest unreduced retirement age.

Future Investment Crediting Rate Assumption: Cash balance amounts are projected to the Assumed Retirement Age based on the future investment crediting rate assumptions of 4.93% as of December 31, 2007 and 4.50% as of December 31, 2008. These rates are used in conjunction with the discount rate to estimate the present value amounts for cash balance benefits.

INFORMATION ON EXECUTIVES ELIGIBLE TO RETIRE AND ADDITIONAL NOTES

Dr. Sugar is eligible to retire early and begin pension benefits immediately under all plans in which he participates. If Dr. Sugar were to retire immediately, his total annual benefit amount as of December 31, 2008, combined for all plans in which he participates, is estimated to be $2,552,181 payable to age 62 and $2,546,855 payable from age 62.

Mr. Terry was eligible to retire early and begin pension benefits immediately under all plans in which he participated. If he had retired on December 31, 2008, his total annual benefit amount, combined for all plans in which he participates, is estimated to be $818,769. Mr. Terry did terminate employment on January 1, 2009.

Mr. Pitts is eligible to retire early and begin pension benefits immediately under all plans in which he participates except the ES EPP. As noted above, Mr. Pitts is not vested in the ES EPP as of December 31, 2008. If he were to retire immediately, his total annual benefit amount as of December 31, 2008, combined for all eligible plans, is estimated to be $568,449.

2008 Nonqualified Deferred Compensation Plan

2008 Nonqualified Deferred Compensation

Name & Principal Position	Plan Name	Executive Contributions in Last FY (1) ($)	Registrant Contributions in Last FY (2) ($)	Aggregate Earnings in Last FY (3) ($)		Aggregate Withdrawals/ Distributions (4) ($)	Aggregate Balance at Last FYE (5) ($)
Ronald D. Sugar Chairman and Chief Executive Officer	Deferred Compensation Savings Excess	1,545,000 227,200	0 112,427	(2,108,468 (698,482	) )	0 145,999	6,385,138 1,524,905

Wesley G. Bush President and Chief Operating Officer	Deferred Compensation Savings Excess	150,000 247,016	0 82,339	(648,846 (460,735	) )	0 0	984,971 1,112,830

James F. Palmer Corporate Vice President and Chief Financial Officer	Deferred Compensation Savings Excess	432,038 251,688	0 40,270	(194,694 (77,675	) )	0 0	349,704 214,283

James F. Pitts Corporate Vice President and President, Electronic Systems	Deferred Compensation Savings Excess	0 0	0 0	(161,243 (27,867	) )	0 0	355,447 75,970

W. Burks Terry Corporate Vice President and General Counsel	Deferred Compensation Savings Excess	0 95,862	0 47,931	0 (38,201)		0 0	0 105,591

James R. O’Neill Corporate Vice President and President, Information Technology	Deferred Compensation Savings Excess	1,077 45,625	0 22,812	(80,570 (5,921	) )	302,988 62,515	0 0

Footnotes:

(1)	Executive contributions in this column also are included in the salary and non-equity incentive plan columns of the 2008 Summary Compensation Table.

(2)	Company contributions in this column are included under All Other Compensation column in the 2008 Summary Compensation Table.

(3)	Aggregate earnings in the last fiscal year are not included in the 2008 Summary Compensation Table since they are not above market or preferential.

(4)	Dr. Sugar received an annual distribution from the Benefits Equalization Plan, a plan in which he participated prior to termination of employment at TRW. The plan was merged into the Northrop Grumman Savings Excess Plan in 2004, but distributions continued as scheduled based on installments over a ten-year period. Mr. O’Neill’s entire account balance was distributed to him subsequent to his termination.

(5)	The only amounts reflected in this column that previously were reported as compensation to the NEO in the Summary Compensation Table were executive contributions for the respective fiscal year-end and only if the NEO was reported as an NEO for each respective year. Aggregate earnings in this column were not reported previously in the Summary Compensation Table.

All Deferred Compensation Plan balances consist of employee contributions and earnings only; there are no company contributions to this plan.

Dr. Sugar’s SEP account balance consists of $994,179 in employee contributions, as adjusted for investment returns.

Mr. Bush’s SEP account balance consists of $846,266 in employee contributions, as adjusted for investment returns.

Mr. Palmer’s SEP account balance consists of $184,727 in employee contributions, as adjusted for investment returns.

Mr. Pitts’ SEP account balance consists of $34,358 in employee contributions, as adjusted for investment returns.

Mr. Terry’s SEP account balance consists of $70,394 in employee contributions, as adjusted for investment returns.

Outlined below are the material terms of the two nonqualified deferred compensation plans in which the executives may participate. No above market earnings are provided under these plans.

Feature	Savings Excess Plan	Deferred Compensation Plan

Compensation Eligible for Deferral	1% to 75% of salary and bonus above IRS limits	Up to 90% of salary and/or bonuses

Company Allocation	Up to 4%, based on a contribution rate of 8% • First 2% is matched at 100% • Next 2% is matched at 50% • Next 4% is matched at 25%	None

Method of Crediting Earnings	Participants may make elections on a daily basis as to how their account balances will be deemed invested for purposes of crediting earnings to the account. Deemed investments are chosen from a limited list of investment options selected by the Committee administering the Plan.	Participants may make elections on a daily basis as to how their account balances will be deemed invested for purposes of crediting earnings to the account. Deemed investments are chosen from a limited list of investment options selected by the Committee administering the Plan.

Vesting	100% at all times	100% at all times

Distributions

At Termination of Employment	Based on advance election, payment made in lump sum or installments over period of up to 15 years.	Based on advance election, payment made in lump sum or installments over a 5, 10, or 15-year period.

Scheduled In-Service Distribution	Not available	Available with advance election. Payment made in lump sum or installments over 2-5 years.

Non-Scheduled In-Service Distribution	Not available	Up to 90% of the pre-2005 account balance may be distributed. A 10% forfeiture penalty will apply.

Hardship Withdrawals	Not available	Available

All deferred compensation that was not earned and vested before January 1, 2005 is subject to the requirements under Internal Revenue Code section 409A. Those requirements largely restrict an executive’s ability to control the form and timing of distributions from nonqualified plans such as those listed in this chart.

2008 Change-in-Control and Severance

The first set of tables below provides estimated payments and benefits that the Company would provide each NEO (other than Mr. O’Neill) if his employment terminated on December 31, 2008 for specified reasons. Dr. Sugar voluntarily terminated his employment agreement effective as of December 31, 2008 and accordingly, benefits that he would have been entitled to under that agreement are not reflected in the tables below. For Mr. O’Neill, the tables reflect the amounts paid and payable upon his termination of employment with the Company on May 1, 2008. These payments and benefits are payable based on:

•	The Severance Plan for Elected and Appointed Officers of Northrop Grumman Corporation

•	The 2001 Long Term Incentive Stock Plan and terms and conditions of equity awards

•	The Special Officer Retiree Medical Plan

•	Mr. Palmer’s offer letter

•	The Special Agreements (change in control agreements)

We summarize these arrangements before providing the estimated payment and benefit amounts in the tables. Due to the many factors that affect the nature and amount of any benefits provided upon the termination events discussed below, any actual amounts paid or distributed to named executive officers may be different. Factors that may affect these amounts include timing during the year of the occurrence of the event, our stock price and the named executive officer’s age. The amounts described below are in addition to a named executive officer’s benefits described in the Pension Benefits and Nonqualified Deferred Compensation Tables, as well as benefits generally available to our employees such as distributions under our 401(k) plan, disability or life insurance benefits and accrued vacation.

Severance Plan Benefits

Upon a “qualifying termination” (defined below) the Company has discretion to provide severance benefits to the NEOs under the Severance Plan for Elected and Appointed Officers of Northrop Grumman Corporation (“Severance Plan”). Provided the NEO signs a release, he will receive: (i) a lump sum severance benefit equal to two times base salary, and the greater of target or average bonus for the last three years, (ii) continued medical and dental coverage for two years, (iii) income tax preparation/financial planning fee for one year and (iv) outplacement expenses up to 15% of salary. The cost of providing continued medical and dental coverage is based upon current premium costs. The cost of providing income tax preparation and financial planning for one year is capped at $30,000 for Dr. Sugar, $20,000 for Mr. Bush and $15,000 for each of the other NEOs.

A “qualifying termination” means one of the following:

•	involuntary termination, other than for cause or mandatory retirement,

•	election to terminate in lieu of accepting a downgrade to a non-officer position,

•	following a divestiture of the NEO’s business unit, election to terminate in lieu of accepting a relocation, or

•	if the NEO’s position is affected by a divestiture, the NEO is not offered salary or bonus at a certain level.

Terms of Equity Awards

The terms of equity awards to the NEOs under the 2001 Long Term Incentive Plan provide for accelerated vesting if an NEO terminates for certain reasons. For stock options and restricted performance stock rights (“RPSRs”), accelerated vesting of a portion of each award results from a termination due to death, disability, or retirement (after age 55 with 10 years of service or mandatory retirement at age 65). An extended exercise period is also provided for options under these circumstances. For restricted stock rights (“RSRs”), accelerated vesting results from a termination due to death or disability.

For purposes of estimating the payments due under RPSRs below, Company performance is assumed to be at target levels through the close of each three-year performance period.

The terms of equity awards to the NEOs under the 2001 Long Term Incentive Plan also provide for accelerated vesting of stock options and RSRs (and for prorated payment in the case of RPSRs) in the event that the NEO is terminated in a qualifying termination related to a change in control (see “Change in Control Benefits” below). Prorated payment for RPSRs (and related dividend equivalents) made upon a qualifying termination will be based on the portion of the three-year performance period prior to the qualifying termination. For example, if the qualifying termination occurred on June 30 in the second year of a three-year performance period, the target number of RPSRs subject to an award would be multiplied by one-half and then multiplied by the earnout percentage that is based on the Company’s performance for the first half of the performance period. Payout of RPSRs for retirements and terminations is made during the normal process for payouts which occur during the first quarter following the end of the performance period.

Retiree Medical Arrangement

Vested NEOs are entitled to retiree medical benefits under the Special Officer Retiree Medical Plan (“SORMP”). The coverage is essentially a continuation of the NEO’s executive medical benefits plus retiree life insurance. A participant becomes vested if he or she has either five years of vesting service as an elected officer or 30 years of total service with the Company and its affiliates. A vested participant can commence SORMP benefits at retirement before age 65 if he has attained age 55 and 10 years of service. Dr. Sugar, Mr. Pitts and Mr. Terry are eligible for pre-65 SORMP commencement upon retirement. The estimated cost of the SORMP benefit reflected in the tables below is the present value of the estimated cost to provide future benefits using actuarial calculations and assumptions.

Dr. Sugar’s Employment Agreement

Dr. Sugar voluntarily terminated his employment agreement effective as of December 31, 2008. Pursuant to termination of his employment agreement, the Board agreed that if it terminates Dr. Sugar’s employment without cause, he will be entitled to retirement vesting treatment under his outstanding equity awards. Otherwise, Dr. Sugar’s severance benefits will be the same as other NEOs.

Mr. Palmer’s Offer Letter

Under the terms of his offer letter, if Mr. Palmer’s employment is terminated in a qualifying termination under the Severance Plan or due to death or disability, the Company will provide the following:

•	Full vesting of unvested restricted stock rights (RSRs) on date of qualifying termination

•	Remaining balance of signing bonus

Change in Control Benefits

The Company has entered into change in control severance agreements (the “Special Agreements”) with each of the NEOs. Each NEO is entitled to severance benefits under his agreement only upon a qualifying termination that occurs during a protected period (of up to six months) prior to a Change in Control or in the

24-month period following a Change in Control. For this purpose, a “qualifying termination” generally occurs if the NEO’s employment is terminated by the Company for reasons other than “Cause” or the NEO terminates employment for specified “Good Reason” during the two-year period following the Change in Control.

The following updates were approved by the Committee in 2008 to be effective January 1, 2009.

•

Removal of the “13th month” provision. This provision allowed the participating employee to receive benefits if, during the 13th month following a change in control, that employee elected to leave the Company and certain other conditions were met, including a change in the CEO.

•	Elimination of a lump sum value of perquisites.

•	Change in definition of bonus to the NEO’s target bonus for the year during which the change in control occurs.

In 2009, the Committee also approved removal of the gross-up provision upon a change in control effective January 1, 2010.

Upon a qualifying termination, the Company will provide the NEO with the following:

•	a lump sum payment equal to three times the NEO’s highest annualized base salary earned

•	a lump sum payment equal to three times the NEO’s target bonus for the year during which the change in control occurs

•	a lump sum payment equal to the pro rata portion of the NEO’s target bonus for the year during which termination occurs

•	a lump sum payment equal to the increase in the present value of all the NEO’s qualified and nonqualified pension benefits based on an addition in age and service of three years

•	three years of continued welfare benefits

•	reimbursement for the costs of outplacement services for 12 months following the effective date of termination, up to an amount equal to 15% of the NEO’s base salary

The agreements also provide that if excise taxes under Section 4999 of the Internal Revenue Code of 1986, as amended, apply to payments made under the agreement, the NEO will be entitled to receive an additional payment to compensate for the excise taxes imposed.

Mr. O’Neill terminated on May 1, 2008. Subsequent to his termination, Mr. O’Neill received a lump-sum cash severance of $2,406,667, a short-term incentive payment of $180,277, prorated retirement treatment of his long-term incentive awards valued at $1,150,804 as of December 31, 2008, medical and dental continuation valued at $57,729 and financial planning/income tax preparation fees of $15,000.

Mr. Terry retired from the Company on January 1, 2009. In connection with his retirement, the Company entered into an agreement with Mr. Terry relating to consulting services on specified matters. Either party may terminate the agreement at any time upon 30 days’ notice. Mr. Terry will receive $8,333 per month and possibly more based on services provided, but in no event will total fees paid pursuant to the agreement be more than $200,000.

Termination Payment Tables

Termination Payments

Ronald D. Sugar

Chairman and Chief Executive Officer

Executive Benefits	Voluntary Termination	Involuntary Termination Not For Cause (*2)	Post-CIC Involuntary or Good Reason Termination (*3)	Death or Disability (*4)
Salary	$0	$3,050,000	$4,575,000	$0
Short-term Incentives	$0	$6,481,333	$6,405,000	$0
Long-term Incentives (*1)	$0	$3,901,235	$3,901,235	$3,901,235
Benefits and Perquisites
Incremental Pension	$0	$0	$291,990	$0
Retiree Medical and Life Insurance	$343,257	$343,257	$343,257	$343,257
Medical/Dental Continuation	$0	$5,192	$7,788	$0
Life Insurance Coverage	$0	$0	$21,420	$0
Financial Planning/Income Tax	$0	$30,000	$0	$0
Outplacement Services	$0	$228,750	$228,750	$0
280G Tax Gross-up	$0	$0	$0	$0

Notes:

(*1)	Long-term Incentives include grants of Restricted Performance Stock Rights and Stock Options. Results in a benefit under Voluntary Termination only if eligible for retirement treatment under the terms and conditions of the grants (age 55 with 10 years of service).

(*2)	Similar treatment provided for certain “good reason” terminations, as described above. However, there would be no termination payment in the event of an involuntary termination for cause.

(*3)	Dr. Sugar voluntarily terminated his employment agreement effective as of December 31, 2008; therefore these values are based solely on the Severance Plan for Elected and Appointed Officers.

(*4)	Retiree medical and life insurance value reflects cost associated with Disability. If termination results from death, the retiree medical and life insurance expense would be less than the disability amount indicated.

Termination Payments

Wesley G. Bush

President and Chief Operating Officer

Executive Benefits	Voluntary Termination	Involuntary Termination Not For Cause (*2)	Post-CIC Involuntary or Good Reason Termination	Death or Disability (*3)
Salary	$0	$1,900,000	$2,850,000	$0
Short-term Incentives	$0	$2,383,333	$2,565,000	$0
Long-term Incentives (*1)	$0	$0	$3,377,008	$3,377,008
Benefits and Perquisites
Incremental Pension	$0	$0	$1,618,300	$0
Retiree Medical and Life Insurance	$391,129	$391,129	$391,129	$391,129
Medical/Dental Continuation	$0	$57,729	$86,594	$0
Life Insurance Coverage	$0	$0	$21,420	$0
Financial Planning/Income Tax	$0	$20,000	$0	$0
Outplacement Services	$0	$142,500	$142,500	$0
280G Tax Gross-up	$0	$0	$4,068,408	$0

Notes:

(*1)	Long-term Incentives include grants of Restricted Performance Stock Rights, Stock Options and Restricted Stock Rights. Results in a benefit under Voluntary Termination only if eligible for retirement treatment under the terms and conditions of the grants (age 55 with 10 years of service).

(*2)	Similar treatment provided for certain “good reason” terminations, as described above. However, there would be no termination payment in the event of an involuntary termination for cause.

(*3)	Retiree medical and life insurance value reflects cost associated with Disability. If termination results from death, the retiree medical and life insurance expense would be less than the disability amount indicated.

Termination Payments

James F. Palmer

Corporate Vice President and Chief Financial Officer

Executive Benefits	Voluntary Termination	Involuntary Termination Not For Cause (*2)	Post-CIC Involuntary or Good Reason Termination	Death or Disability (*3)
Salary	$0	$1,600,000	$2,400,000	$0
Short-term Incentives	$0	$1,760,000	$1,800,000	$0
Accelerated Payout of Signing Bonus	$0	$233,333	$233,333	$233,333
Long-term Incentives (*1)	$0	$1,351,200	$2,261,139	$2,261,139
Benefits and Perquisites
Incremental Pension	$0	$0	$1,552,254	$0
Retiree Medical and Life Insurance	$0	$0	$248,165	$0
Medical/Dental Continuation	$0	$44,453	$66,679	$0
Life Insurance Coverage	$0	$0	$21,420	$0
Financial Planning/Income Tax	$0	$15,000	$0	$0
Outplacement Services	$0	$120,000	$120,000	$0
280G Tax Gross-up	$0	$0	$3,548,955	$0

Notes:

(*1)	Long-term Incentives include grants of Restricted Performance Stock Rights, Stock Options and Restricted Stock Rights. Results in a benefit under Voluntary Termination only if eligible for retirement treatment under the terms and conditions of the grants (age 55 with 10 years of service).

(*2)	Similar treatment provided for certain “good reason” terminations, as described above. However, there would be no termination payment in the event of an involuntary termination for cause.

(*3)	Retiree medical and life insurance value reflects cost associated with Disability. If termination results from death, the retiree medical and life insurance expense would be less than the disability amount indicated.

Termination Payments

James F. Pitts

Corp VP & President, Electronic Systems

Executive Benefits	Early Retirement	Involuntary Termination Not For Cause (*2)	Post-CIC Involuntary or Good Reason Termination	Death or Disability (*3)
Salary	$0	$1,200,000	$1,800,000	$0
Short-term Incentives	$0	$1,153,333	$1,350,000	$0
Long-term Incentives (*1)	$797,025	$797,025	$797,025	$797,025
Benefits and Perquisites
Incremental Pension	$0	$0	$1,300,284	$0
Retiree Medical and Life Insurance	$381,752	$381,752	$381,752	$381,752
Medical/Dental Continuation	$0	$6,059	$9,088	$0
Life Insurance Coverage	$0	$0	$19,278	$0
Financial Planning/Income Tax	$0	$15,000	$0	$0
Outplacement Services	$0	$90,000	$90,000	$0
280G Tax Gross-up	$0	$0	$1,948,574	$0

Notes:

(*1)	Long-term Incentives include grants of Restricted Performance Stock Rights, Stock Options and Restricted Stock Rights. Results in a benefit under Voluntary Termination only if eligible for retirement treatment under the terms and conditions of the grants (age 55 with 10 years of service).

(*2)	Similar treatment provided for certain “good reason” terminations, as described above. However, there would be no termination payment in the event of an involuntary termination for cause.

(*3)	Retiree medical and life insurance value reflects cost associated with Disability. If termination results from death, the retiree medical and life insurance expense would be less than the disability amount indicated.

Termination Payments

W. Burks Terry

Corporate VP & General Counsel

Executive Benefits	Early Retirement	Involuntary Termination Not For Cause (*2)	Post-CIC Involuntary or Good Reason Termination	Death or Disability (*3)
Salary	$0	$1,320,000	$1,980,000	$0
Short-term Incentives	$0	$1,503,333	$1,485,000	$0
Long-term Incentives (*1)	$772,253	$772,253	$772,253	$772,253
Benefits and Perquisites
Incremental Pension	$0	$0	$0	$0
Retiree Medical and Life Insurance	$381,752	$381,752	$381,752	$381,752
Medical/Dental Continuation	$0	$5,192	$7,788	$0
Life Insurance Coverage	$0	$0	$21,206	$0
Financial Planning/Income Tax	$0	$15,000	$0	$0
Outplacement Services	$0	$99,000	$99,000	$0
280G Tax Gross-up	$0	$0	$0	$0

Notes:

(*1)	Long-term Incentives include grants of Restricted Performance Stock Rights and Stock Options. Results in a benefit under Voluntary Termination only if eligible for retirement treatment under the terms and conditions of the grants (age 55 with 10 years of service).

(*2)	Similar treatment provided for certain “good reason” terminations, as described above. However, there would be no termination payment in the event of an involuntary termination for cause.

(*3)	Retiree medical and life insurance value reflects cost associated with Disability. If termination results from death, the retiree medical and life insurance expense would be less than the disability amount indicated.

Accelerated Equity Vesting Due to Change in Control

The terms of equity awards to the NEOs under the 2001 Long Term Incentive Plan provide for accelerated vesting of stock options and RSRs (and for prorated payments in the case of RPSRs) when the Company is involved in certain types of “change in control” events that are more fully described in the Plan (e.g., certain business combinations after which the Company is not the surviving entity and the surviving entity does not assume the awards). Vested stock options that are not exercised prior to one of these changes in control may be settled in cash and terminated. Prorated payments for RPSRs made upon one of these changes in control will be based on the portion of the three-year performance period prior to the change in control. For example, if a change in control occurred on June 30 in the second year of a three-year performance period, the target number of RPSRs subject to an award would be multiplied by one-half and then multiplied by the earnout percentage that is based on the Company’s performance for the first half of the performance period. Under the terms of his offer letter, Mr. Palmer would also receive a lump-sum payment of approximately $1,439,700 for the present value of his $8,632 monthly benefit under the Supplemental Retirement Replacement Plan.

The table below provides the estimated value of accelerated equity vesting and/or payments if such a change in control had occurred on December 31, 2008. The value of the accelerated vesting was computed using the closing market price of the Company’s common stock on December 31, 2008 ($45.04). The value for unvested RSRs and RPSRs is computed by multiplying $45.04 by the number of unvested shares that would vest. The value of unvested stock options equals the difference between the exercise price of each option and $45.04. No value was attributed to accelerated vesting of a stock option if its exercise price was greater than $45.04.

	Stock Options	RSRs	RPSRs
Name and Principal Position	Acceleration of Vesting ($)	Acceleration of Vesting ($)	Prorated Payment ($)	Total ($)
Ronald D. Sugar Chairman and Chief Executive Officer	0	0	$3,901,235	$3,901,235

Wesley G. Bush President and Chief Operating Officer	0	$1,801,600	$1,575,408	$3,377,008

James F. Palmer Corporate Vice President and Chief Financial Officer	0	$1,351,200	$909,939	$2,261,139

James F. Pitts Corporate Vice President and President, Electronic Systems	0	0	$797,025	$797,025

W. Burks Terry Corporate Vice President and General Counsel	0	0	$772,253	$772,253

EQUITY COMPENSATION PLAN INFORMATION

The Company currently maintains four equity compensation plans: the 2001 Stock Plan, the 1995 Directors Plan, the 1993 Directors Plan, and the 1993 Long-Term Incentive Stock Plan (the “1993 Stock Plan”). Each of these plans has been approved by the Company’s stockholders.

The following table sets forth, for each of the Company’s equity compensation plans, the number of shares of common stock subject to outstanding options, the weighted-average exercise price of outstanding options, and the number of shares remaining available for future award grants as of December 31, 2008.

Plan category	Number of shares of Common Stock to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options, warrants and rights (2)	Number of shares of Common Stock remaining available for future issuance under equity compensation plans (excluding shares reflected in the first column) (3)
Equity compensation plans approved by stockholders	19,642,576	$54.00	16,711,540
Additional Performance shares	2,991,130
Equity compensation plans not approved by stockholders	N/A	N/A	N/A
Total	22,633,706	$54.00	16,711,540

(1)	Of these shares, 103,500 were subject to options then outstanding under the 1995 Directors Plan, 9,871,391 were subject to options then outstanding under the 2001 Stock Plan, 240,716 were subject to options then outstanding under the 1993 Stock Plan, and 3,265,875 options as a result of conversions from Litton Industries Inc. and TRW Inc. stock plans. In addition, this number includes 6,081,959 shares that were subject to outstanding stock awards granted under the 2001 Stock Plan, and 79,135 shares were subject to outstanding stock units credited under the 1993 Directors Plan. Additional performance shares of 2,991,130 reflect the number of shares deliverable under payment of outstanding restricted performance stock rights, assuming maximum performance criteria have been achieved.

(2)	This number reflects the weighted-average exercise price of outstanding options and has been calculated exclusive of outstanding restricted performance stock right and restricted stock right awards, and exclusive of stock units credited under the 1993 Directors Plan.

(3)	Of the aggregate number of shares that remained available for future issuance, 315,006 were available under the 1995 Directors Plan, 2,427 were available under the 1993 Directors Plan, and 16,394,107 were available under the 2001 LTISP. No new awards may be granted under the 1993 Stock Plan. Subject to certain limits set forth in the 2001 LTISP, the shares available under the 2001 LTISP generally may be used for any type of award authorized under that plan including, but not limited to, stock options, stock appreciation rights, time- or performance-based restricted stock or stock units, and stock bonuses.

PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

The Audit Committee proposes and recommends that the stockholders ratify the Audit Committee’s appointment of Deloitte & Touche LLP as the Company’s independent auditors for 2009. Deloitte & Touche LLP served the Company as its independent auditors for 2008. Although ratification is not required by the Company’s Bylaws or otherwise, the Audit Committee is submitting the selection of Deloitte & Touche LLP to the Company’s stockholders as a matter of good corporate governance. Should the stockholders fail to ratify the appointment of Deloitte & Touche LLP, the Audit Committee will consider this in its selection of auditors for the following year. A representative from Deloitte & Touche LLP will attend the Annual Meeting, will have the opportunity to make a statement, and will be available to respond to appropriate questions.

Fees Billed By the Independent Auditor

The following table summarizes aggregate fees billed to the Company for the years ended December 31, 2008 and 2007 by the Company’s independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates:

	Fiscal Year Ended December 31,
	2008	2007
Audit Fees(a)	$16,000,000	$15,770,000
Audit-Related Fees(b)	1,332,500	635,000
Tax-Related Fees(c)	1,263,000	2,022,000
All Other Fees	0	0

Total Fees	$18,595,500	$18,427,000

(a)	Audit Fees for 2008 and 2007 reflect fees of $14,600,000 and $14,420,000, respectively, for the consolidated financial statement audits and include the audit of internal controls pursuant to Section 404 of the Sarbanes-Oxley Act of 2002. Audit Fees for 2008 and 2007 also include $1,360,000 and $1,350,000, respectively, for the foreign statutory audits. Fees for foreign statutory audits are reported in the year in which the audits are performed. For example, foreign statutory audit fees reported in 2008 relate to audits of the Company’s foreign entities for the fiscal year ended 2007. The remaining 2008 audit fees relate to services associated with the Form S-3 and Form 8-K filings of the Company.

(b)	Audit-related Fees reflect fees for services that are reasonably related to the performance of the audit or review of the Company’s financial statements including the support of business acquisition and divestiture activities, independent assessment of controls related to outsourcing services, and audits of employee benefit plans. Fees related to independent assessment of controls concerning outsourcing activities totaled $1,252,000 for 2008 and $565,000 for 2007. Fees for benefit plan audits totaled $80,500 for 2008 and $70,000 for 2007, and exclude fees that totaled $1,566,500 for 2008 and $1,810,000 for 2007 related to benefit plan audits which are paid for by the plans.

(c)	Tax-related Fees during 2008 and 2007 reflect fees of $1,049,000 and $1,458,000, respectively, for services concerning foreign income tax compliance, foreign Value Added Tax (VAT) compliance, and expatriate tax services. The remaining tax fees primarily relate to other tax compliance matters.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

It is the Audit Committee’s policy to pre-approve all audit and permitted non-audit services provided by the independent auditor in order to assure that the provision of these services does not impair the independent auditor’s independence. These services may include audit services, audit-related services, tax-related services and other services. Pre-approval may be given at any time up to a year before commencement of the specified service. Any pre-approval is detailed as to the particular service or category of services. The Audit Committee has delegated pre-approval authority for any individual project up to a pre-determined amount to the Chairman of the Audit Committee.

The decisions of the Chairman to pre-approve a permitted service are reported to the Audit Committee at its next meeting. The independent auditor and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval policy, as well as the fees for the services performed to date.

The Audit Committee approved all audit and non-audit services provided by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates during 2008 and 2007, in each case before being engaged to provide those services.

Vote Required

Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal (which means the votes cast “for” the proposal must exceed the votes cast “against” the proposal).

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ABOVE PROPOSAL.

PROPOSAL THREE: STOCKHOLDER PROPOSAL

The Congregation of the Passion, Holy Cross Province, 5700 N. Harlem Avenue, Chicago, Illinois 60631, a beneficial owner of 106 shares of Common Stock of the Company; The Sisters of St. Francis of Philadelphia, 609 South Convent Road, Aston, Pennsylvania 19014, a beneficial owner of at least $2,000 worth of Common Stock of the Company; The Congregation of Sisters of St. Agnes, 320 County Road K, Fond du Lac, Wisconsin 54935, a beneficial owner of 72 shares of Common Stock of the Company; School Sisters of Notre Dame—Milwaukee Province, 13105 Watertown Plank Road, Elm Grove, Wisconsin 53122, a beneficial owner of 200 shares of Common Stock of the Company, Mercy Investment Program, 205 Avenue C, #10E, New York, New York 10009, a beneficial owner of 40 shares of Common Stock of the Company, the proponents of a stockholder proposal, have stated that the proponents intend to present a proposal at the Annual Meeting. The proposal and supporting statement, for which the Board of Directors accepts no responsibility, is set forth below. The Board of Directors opposes the proposal for the reasons stated after this proposal.

Proponent’s Resolution

WHEREAS:

In 2007, Northrop Grumman ranked 3rd on the Department of Defense Top 100 list with contracts valued in excess of $18.1 billion of which at least $247.7 million were NASA contracts. (Government Executive, 8/15/08)

On October 6, 2006, the White House Office of Science and Technology Policy rolled out the new National Space Policy—a document superseding the September 1996 directive.

The Policy is to “ensure that space capabilities are available in time to further U.S. national security, homeland security, and foreign policy objectives.” A fundamental goal is to “enable unhindered U.S. operations in and through space to defend our interests there.”

The Policy calls upon the Secretary of Defense to “develop capabilities, plans, and options to ensure freedom of action in space, and, if directed, deny such freedom of action to adversaries.” The United States was alone in voting against the [United Nations] resolution on prevention of an arms race in outers space… The PAROS resolution was adopted in March 2007 by a vote of 166 in favor, one against. (www.nti.org)

As a civil space guideline, the Policy calls upon NASA to “execute a sustained and affordable human and robotic program of space exploration and develop, acquire, and use civil space systems to advance fundamental scientific knowledge of our Earth system, solar system, and universe.”

Space has served as a sanctuary where, over the years, nations cooperate rather than confront one another. Satellites save lives and support our economy by predicting the weather, helping first responders provide emergency assistance, facilitating the delivery of humanitarian aid and by making cell phones, pagers and modern financial transactions possible. Satellites provide a platform for scientific research and expand our understanding of the universe.

RESOLVED: Shareholders request that, within six months of the annual meeting, the Board of Directors provide a comprehensive report on Northrop Grumman’s involvement in the space-based weapons program, at reasonable cost and omitting proprietary and classified information.

Supporting Statement

Resolution proponents believe outer space is the common heritage of all, to be used for peaceful purposes and the well-being of all peoples. We believe space-based research weapons and project development contributes to the insecurity of governments worldwide and is leading to a new arms race. We suggest transparency in reporting our Company’s participation in research, development and promotion of weapons for space:

•	Current value of outstanding contracts to develop components for Space programs;

•	Amount of the company’s own money (versus government funding) spent on in-house research and development for the Space program, in comparison to non-military contracts in this business segment;

•	Sustainable environment consequences, which might include long-term environmental impact studies, water use, waste management or toxic releases and transfers;

•	Strategies for stability of employment, including descriptions of alternate production plans and funding sources;

•	Ethical and financial reasons for being involved in the Space program.

We urge support for this reasonable request.

BOARD OF DIRECTORS’ RESPONSE

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

Northrop Grumman’s long held strategic plans call for the development of products and services that address markets of particular importance and priority to our nation’s defense. Space-based products and services are an area of vital interest and opportunity for the Company. The U.S. government has determined that various threats exist to the security of the United States. These threats have mandated development of certain capabilities. The government has also determined that operations to, from and in space are important ingredients in providing the capabilities necessary for the nation’s defense. The U.S. Government relies on Northrop Grumman, as a developer and provider of products and services essential to national defense, to continue to develop the technologies necessary to secure the nation’s defense in the future.

The Company believes that it is in the best interests of its shareholders and the nation to support our government’s efforts to develop space-based defense systems, and the Company will continue to devote resources to these activities. It is also the Company’s policy to keep its shareholders informed of material developments and activities undertaken by Northrop Grumman. We believe that our activities in this area are well described and documented under our current reporting practices guidelines.

We do not believe that the Company should be required to provide the additional special report requested in this resolution.

Vote required

Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal (which means the votes cast “for” the proposal must exceed the votes cast “against” the proposal).

FOR THESE REASONS, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” PROPOSAL NUMBER THREE.

PROPOSAL FOUR: STOCKHOLDER PROPOSAL

The Service Employees International Union Master Trust, 11 Dupont Circle N.W., Suite 900, Washington, DC 20036, a beneficial owner of 13,000 shares of Common Stock of the Company, the proponent of a stockholder proposal, has stated that the proponent intends to present a proposal at the Annual Meeting. The proposal and supporting statement, for which the Board of Directors accepts no responsibility, is set forth below. The Board of Directors opposes the proposal for the reasons stated after this proposal.

Proponent’s Resolution

RESOLVED, that shareholders of Northrop Grumman Corporation (“Northrop Grumman”) urge the Board of Directors to adopt a policy that shareholders be given the opportunity at each annual meeting of shareholders to vote on an advisory resolution, to be proposed by Northrop Grumman’s management, to ratify the compensation of the named executive officers (“NEOs”) set forth in the Proxy Statement’s Summary Compensation Table (“SCT”) and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.

Supporting Statement

Investors are increasingly concerned about mushrooming executive compensation, which sometimes appears to be insufficiently aligned with the creation of shareholder value. The escalating global financial crisis has furthered these concerns about “outsized” CEO pay—and that concern is coming from regulators, employees, and taxpayers in the U.S.

It also looks likely, with the coming Democratic presidential administration, that regulation may be passed in the U.S. in 2009 regarding the advisory ratification of NEO pay.

We believe that existing U.S. corporate governance arrangements, including Securities and Exchange Commission rules and stock exchange listing standards, do not provide shareholders with adequate mechanisms for providing input to boards on senior executive compensation. In contrast to U.S. practices, in the United Kingdom, public companies allow shareholders to cast an advisory vote on the “directors’ remuneration report,” which discloses executive compensation. Such a vote isn’t binding, but gives shareholders a clear voice that could help shape senior executive compensation.

Currently, U.S. stock exchange listing standards require shareholder approval of equity-based compensation plans; those plans, however, set general parameters and accord the compensation committee substantial discretion in making awards and establishing performance thresholds for a particular year. Shareholders have few mechanisms for providing ongoing feedback on the application of those general standards to individual pay packages. Those shareholders that send letters of concern to the Board on compensation practices may wonder if their concerns are properly registering. Yet an advisory vote on compensation sends a clear signal to the Board, management, and other shareholders when pay practices have gone astray.

Performance criteria submitted for shareholder approval to allow a company to deduct compensation in excess of $1 million are broad and do not constrain compensation committees in setting performance targets for particular senior executives. And withholding votes from compensation committee members who are standing for reelection are also a blunt and insufficient instrument for registering dissatisfaction with the way the committee has administered compensation plans and policies in the previous year.

Accordingly, we urge the board to allow shareholders to express their opinion about senior executive compensation at Northrop Grumman by establishing an annual referendum process. The results of such a vote would provide the board and management with useful information about how shareholders view the company’s senior executive compensation reported each year, and whether compensation plans are in shareholders’ best interests.

BOARD OF DIRECTORS’ RESPONSE

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

The Board of Directors (“Board”) strongly believes that executive compensation should be aligned with the performance of the company. The Board is firmly committed to compensation arrangements for executives which drive behavior in support of strong company performance while increasing shareholder value.

The Board fully supports engagement with shareholders and appreciates the importance of understanding the views of all stakeholders on topics of concern, particularly in light of the current global economic crisis. As an example of this commitment, the Board recently took action with regard to the use of tax gross-up payments for NEOs, including the CEO. In February 2009, the Company eliminated tax gross-up benefits for all NEOs pertaining to personal use of company aircraft and other executive perquisites. The Company will also eliminate tax gross-up benefits related to change-in-control (“CIC”) payments for all NEOs when the Company renews CIC agreements with executives on January 1, 2010.

In an effort to expand communication with shareholders and provide greater accessibility to our Committee and Board members, the Company will take the following actions.

•

In 2009 the Company will create an E-mail account within its corporate website that will serve as a venue for shareholders to express opinions and ask questions directly to Committee members. We will post all questions and answers on the website so that all shareholders may have the benefit of this information.

•	We will communicate the E-mail account and website information in our proxy and encourage shareholders to utilize this communication venue.

•

Management will continue to have an open and candid dialogue with investors and institutional shareholders on executive compensation matters. In addition, we will conduct investor surveys to obtain feedback on executive compensation matters.

•

These survey results will be reviewed with the Committee and the Board. Management will also post consolidated responses from the investor surveys on the website for viewing of all shareholders, small or large.

Along with the above avenues for communicating with the Committee and the Board, shareholders may also communicate in writing to individual Board members, the Independent Lead Director, the Independent Directors as a group, or the full Board as a group. Shareholders may also attend the annual meeting and question the Board directly. The ability to vote for each director on an annual basis, and the requirement that a director receive more votes “for” than “against” to be re-elected to the Board, also gives shareholders a direct means to express their opinions on Board performance. These avenues of communication provide more direct access to the Committee on executive compensation matters than a simple ‘yes’ or ‘no’ vote on the Company’s executive compensation program as a whole.

The non-binding vote set forth in the proposal would not offer the Board any significant additional information on matters related to executive compensation. Such a vote also has the potential to inadvertently influence the Board’s decision making process toward a short-term outcome favorable to the vote versus a longer term view that may be of greater benefit to shareholders.

Vote required

Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal (which means the votes cast “for” the proposal must exceed the votes cast “against” the proposal).

FOR THESE REASONS, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” PROPOSAL NUMBER FOUR.

PROPOSAL FIVE: STOCKHOLDER PROPOSAL

Mr. John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, a beneficial owner of 100 shares of Common Stock of the Company, the proponent of a stockholder proposal, has stated that the proponent intends to present a proposal at the Annual Meeting. The proposal and supporting statement, for which the Board of Directors accepts no responsibility, is set forth below. The Board of Directors opposes the proposal for the reasons stated after this proposal.

Proponent’s Resolution

Special Shareowner Meetings

RESOLVED, Shareowners ask our board to take the steps necessary to amend our bylaws and each appropriate governing document to give holders of 10% of our outstanding common stock (or the lowest percentage allowed by law above 10%) the fullest power to call special shareowner meetings consistent with state law.

Special meetings allow shareowners to vote on important matters, such as electing new directors, that can arise between annual meetings. If shareowners cannot call special meetings investor returns may suffer. Shareowners should have the ability to call a special meeting when a matter merits prompt consideration.

Supporting Statement

Fidelity and Vanguard supported a shareholder right to call a special meeting. The proxy voting guidelines of many public employee pension funds also favored this right. The Corporate Library and Governance Metrics International have taken special meeting rights into consideration when assigning company ratings.

This proposal topic won impressive 2008 support at:

Occidental Petroleum (OXY)	66%	Emil Rossi (Sponsor)
FirstEnergy (FE)	67%	Chris Rossi
Marathon Oil (MRO)	69%	Nick Rossi

The merits of this Special Shareowner Meetings proposal should also be considered in the context of the need for further improvements in our company’s corporate governance and in individual director performance. In 2008 the following governance and performance issues were identified:

•	The Corporate Library http://www.thecorporatelibrary.com, an independent investment research firm rated our company:

“D” in Board Effectiveness.

“High Governance Risk Assessment.”

“Very High Concern” in executive pay with $20 million for Ronald Sugar with pay for dependent travel, tax-gross-ups and unused vacation.

•	Our directors also served on these boards rated “D” by The Corporate Library:

Aulana Peters	Merrill Lynch (MER)
Aulana Peters	3M (MMM)
Aulana Peters	Deere (DE)
Richard Myers	Deere (DE)
Richard Myers	United Technologies (UTX)
Ronald Sugar	Chevron (CVX)
Kevin Sharer	Chevron (CVX)
Stephen Frank	Washington Mutual (WM)
Bruce Gordon	Tyco (TYC) (New Northrop director)
Bruce Gordon	CBS (CBS) (New Northrop director)

•

Aulana Peters (on our audit committee) was on the Merrill Lynch executive pay committee as Merrill’s Stanley O’Neal unceremoniously departed with $161 million after he acquired subprime assets that contributed to $40 billion in write-downs.

•	Nine directors were designated “Accelerated Vesting” directors by The Corporate Library for speeding up stock option vesting to avoid recognizing the related cost:

Aulana Peters

Lewis Coleman (our Lead Director)

Phillip Frost (who received 10-times as many withheld votes as other directors)

Vic Fazio

Charles Larson

Ronald Sugar

Kevin Sharer

Stephen Frank

Bruce Gordon

•	We had no shareholder right to:

Cumulative voting.

Act by written consent.

Vote on executive pay.

The above concerns shows there is need for improvement. Please encourage our board to respond positively to this proposal:

Special Shareowner Meetings —

Yes on 5

BOARD OF DIRECTORS’ RESPONSE

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

The Board of Directors (“Board”) does not believe it is appropriate to enable holders of only 10% of our outstanding common stock to have an unlimited ability to call special meetings for any purpose at any time. Enabling a minority of stockholders to call special meetings could impose substantial administrative and financial burdens on the Company, as well as significantly disrupt the conduct of the Company’s business by diverting the attention of the members of the Board, senior management and other employees from the operation of the Company. The proposal could give minority stockholders disproportionate power and could subject the Company and the Board to constant disruption from stockholder activists or special interest groups with an agenda not in the best interest of the Company or our stockholders.

Consistent with the Delaware General Corporation Law, the Company’s Restated Certificate of Incorporation provides that a special meeting of shareholders may be called at any time by a majority of the Board of Directors or the Chairman of the Board. The Board believes that this special right should not be available to a minority of shareholders, particularly since shareholders already have an opportunity to bring matters before shareholder meetings on an annual basis. The current charter provision is appropriate for a company of our size because it allows the directors, according to their fiduciary obligations, to exercise their business judgment to determine when it is in the best interests of shareholders to convene a special meeting. Convening a special meeting of stockholders is an expensive and time-consuming event because of the legal costs in preparing required disclosure documents, printing and mailing costs and the time commitment required of the Board and members of senior management to prepare for and conduct the meeting. The Board believes that special meetings should only be undertaken when the directors, in the exercise of their fiduciary duties, determine that there is an extraordinary matter and/or significant strategic concern that cannot wait until the next annual meeting for consideration by the Company’s stockholders.

There is no demonstrated need to put a group of minority shareholders in the position to force such expenditures and disruptions upon the Company as a whole. This is especially the case in the current environment, where hedge funds and other large investors are known to “borrow” shares from other shareholders solely for the purpose of advancing their own interests. The process of calling special meetings already provided for in the Company’s Restated Certificate of Incorporation adequately safeguards the broader interests of the Company by entrusting such management decisions to a qualified group of directors who are bound by law to act in the Company’s best interests. Calling special meetings of shareholders is not a matter to be taken lightly, and should be for extraordinary events that only occur when either fiduciary obligations or strategic concerns require that the matters to be addressed cannot wait until the next annual meeting.

Further, the suggestion that stockholders need the right to call special meetings to protect their interests in the case of extraordinary events involving the Company is simply misleading. For example, in the event that the Company wants to accept a takeover bid or wishes to sell substantially all of its assets, then the Board will be required to secure the approval of stockholders, either at a special meeting called by the Company or at the Annual Meeting. Stockholder approval is also required for a number of other items, such as adoption of new equity plans and amendments to the Company’s certificate of incorporation, including amendments to increase the Company’s authorized shares. The proponent is also incorrect in his suggestion that the ability to call special meetings will give investors the right to elect new directors; under the Company’s By-laws, vacancies on the Board are filled by the remaining directors then in office.

The Board also believes that the need for adoption of this Proposal should be evaluated in the context of our overall corporate governance practices. The accountability of our directors has been enhanced through the declassification of the Board (resulting in the annual election of directors) and the adoption of majority voting in the election of directors. We also eliminated the supermajority voting provisions contained in our Restated Certificate of Incorporation and By-laws. The complete text of our Restated Certificate of Incorporation, By-laws and Principles of Corporate Governance is posted on our website.

We believe that our existing governance mechanisms strike the appropriate balance between ensuring accountability to stockholders and enabling the Board and management to run the Company in an effective manner. In light of the Board’s commitment to ensuring effective corporate governance, as evidenced by the actions described above, the Board of Directors believes that the adoption of this Proposal is neither appropriate nor in the best interests of the Company or its stockholders and urges stockholders to vote AGAINST it. Your appointed proxies will vote your shares AGAINST this Proposal unless you instruct otherwise in the proxy form.

Vote Required

Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal (which means the votes cast “for” the proposal must exceed the votes cast “against” the proposal).

FOR THESE REASONS, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” PROPOSAL NUMBER FIVE.

MISCELLANEOUS

Voting on Other Matters

Management is not aware of any other business to be transacted at the Annual Meeting. Northrop Grumman’s Bylaws outline procedures, including minimum notice provisions, for stockholder nomination of directors and submission of other stockholder business to be transacted before the Annual Meeting. A copy of the pertinent Bylaw provisions is available on request to the Corporate Secretary, Northrop Grumman Corporation, 1840 Century Park East, Los Angeles, California 90067. If any other business properly comes before the Annual Meeting, it is intended that the shares represented by proxies will be voted in accordance with the judgment of the persons authorized to vote them.

Proposal of Stockholders for the 2010 Annual Meeting

Any stockholder who intends to present a proposal at the annual meeting in the year 2010 must deliver the proposal to the Corporate Secretary at 1840 Century Park East, Los Angeles, California 90067:

•	Not later than December 18, 2009, if the proposal is submitted for inclusion in the Company’s proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934.

•

Not earlier than December 18, 2009 and not later than January 17, 2010, if the proposal is submitted pursuant to the Company’s Bylaws, in which case the Company is not required to include the proposal in its proxy materials.

Any stockholder who wishes to introduce a proposal should consult the Company’s Bylaws and applicable proxy rules of the SEC. A copy of the Company’s Bylaws is available on request to Corporate Secretary, Northrop Grumman Corporation, 1840 Century Park East, Los Angeles, California 90067.

Stockholder Nominees for Director Election at the 2010 Annual Meeting

Any stockholder who intends to nominate a person for election as a director at the annual meeting in the year 2010 must deliver a notice of such nomination (along with certain other information required by the Company’s Bylaws) to the Corporate Secretary at 1840 Century Park East, Los Angeles, California 90067, not earlier than December 18, 2009 and not later than January 17, 2010.

Householding Information

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this Proxy Statement may have been sent to multiple stockholders in a household. The Company will promptly deliver a separate copy to a stockholder upon written or oral request to the following address: Corporate Secretary, Northrop Grumman Corporation, 1840 Century Park East, Los Angeles, California 90067 or calling (310) 201-3286. To receive separate copies of the proxy statement in the future, or if a stockholder is receiving multiple copies and would like to receive only one copy for the household, the stockholder should contact his or her bank, broker or other nominee record holder, or may contact the Company at the above address.

Cost of Soliciting Proxies

The cost of soliciting proxies in the accompanying form will be paid by the Company. In addition to solicitation by mail, arrangements will, where appropriate, be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to beneficial owners. The Company will, upon request, reimburse them for reasonable expenses incurred. The Company has retained D.F. King & Co, Inc. of New York at an estimated fee of $14,500 plus reasonable disbursements. Officers, directors and regular employees of the Company may request the return of proxies personally, by means of materials prepared for stockholders and employee-stockholders or by telephone or telegram to the extent deemed appropriate by the Board of Directors.

No additional compensation will be paid to such individuals for this activity. The extent to which this solicitation will be necessary will depend upon how promptly proxies are received; therefore, stockholders are urged to return their proxies without delay.

Joseph F. Coyne, Jr.

Corporate Vice President, Deputy

General Counsel and Secretary

April 17, 2009

NOTICE: THE COMPANY FILED AN ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2008 ON FEBRUARY 10, 2009. STOCKHOLDERS OF RECORD ON MARCH 24, 2009 MAY OBTAIN A COPY OF THIS REPORT WITHOUT CHARGE FROM THE CORPORATE SECRETARY, NORTHROP GRUMMAN CORPORATION, 1840 CENTURY PARK EAST, LOS ANGELES, CALIFORNIA 90067.

NORTHROP GRUMMAN+

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 20, 2009.

Vote by Internet

• Log on to the Internet and go to www.envisionreports.com/noc

• Follow the steps outlined on the secured website.

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

For Against Abstain

For Against Abstain

For Against Abstain

The Board of Directors recommends a vote AGAINST Proposals 3, 4 and 5.

For Against Abstain

3. Stockholder proposal regarding a report on space based weapons.

4. Stockholder proposal regarding a vote on executive compensation.

Authorized Signatures — This section must be completed for your vote to be counted.

Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, exe cutor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.

Signature 1 — Please keep signature within the box.

1UPX

NOC1

Signature 2— Please keep signature within the box.//

Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2. 1. Election of Directors: ABC

01—Lewis W. Coleman

02—Thomas B. Fargo

03—Victor H. Fazio

04—Donald E. Felsinger

05—Stephen E. Frank

06—Bruce S. Gordon

07—Madeleine Kleiner

08—Karl J. Krapek

09—Richard B. Myers

10 -Aulana L. Peters

11—Kevin W. Sharer

12—Ronald D. Sugar

For Against Abstain

2. Proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s Independent Auditor.

Non-Voting Items

Change of Address —Please print new address below.

5. Stockholder proposal regarding right of 10% stockholders to call a special meeting.

nil nnn

02 1399_COMPANY_BLANKS_1_48 1329 12/00000 1/00000 1/i 00CD40033 01180B

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

NORTHROP GRUMMAN

Proxy — NORTHROP GRUMMAN CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

MAY 20, 2009

8:00 A.M.

The Aerospace Presentation Center

One Space Park

Redondo Beach, California 90278

This Proxy/voting Instruction Card is Solicited on Behalf of The Board of Directors for the 2009 Annual Meeting of Stockholders

The undersigned hereby constitutes and appoints Stephen D.Yslas and Joseph F. Coyne, Jr., and each of them, attorneys and proxies with full power of substitution, to represent the undersigned and to vote all shares of Common Stock, $1.00 par value, of Northrop Grumman Corporation (the “Company”), that the undersigned would be entitled to vote if personally present at the 2009 Annual Meeting of Stockholders of the Company to be held on Wednesday, May 20, 2009, at 8:00 a.m. (Pacific Daylight Time) at The Aerospace Presentation Center, One Space Park, Redondo Beach, California 90278, and at any and all adjournments or postponements thereof (the “Meeting”), as herein specified (or, if no direction is given, “FOR” the nominees) and in such proxyholder’s discretion upon any other matter that may properly come before the Meeting.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NOT OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2 AND AGAINST PROPOSALS 3, 4 AND 5.

PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY, EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING.

If shares are held on your behalf under any of the Company Savings Plans, the proxy serves to provide confidential instructions to the plan Trustee or Voting Manager who then votes the shares. Instructions must be received by May 17, 2009 to be included in the tabulation to the plan Trustee or Voting Manager. For shares represented by proxies not received by this date, the applicable plan Trustee or Voting Manager will treat the received proxies as instructions to vote the respective plan shares in the same proportion as shares held under the plan for which voting instructions have been received, unless contrary to ERISA.

(Continued and to be signed on the other side)